Exhibit 2

Execution Version

SECURITIES PURCHASE AND SALE AGREEMENT

by and among

CAPRIUS, INC.,

M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.,

and

M.C.M. ENVIRONMENTAL TECHNOLOGIES LTD.

and

VINTAGE CAPITAL GROUP, LLC

Senior Secured Promissory Note Due 2010

Dated as of September 16, 2009

TABLE OF CONTENTS

1. DEFINITIONS; COLLATERAL DEFINITIONS; ACCOUNTING TERMS		1

1.1	Definitions	1
1.2	Accounting Terms and Computations	15
1.3	Covenants	15
1.4	Captions; Construction and Interpretation	15
1.5	Determinations	15

2. PURCHASE AND SALE OF THE NOTE		15

2.1	Authorization	15
2.2	Closing	15
2.3	Closing Actions	16
2.4	Fees and Expenses	16
2.5	Funding, Use of Proceeds	17
2.6	Joint and Several Liability of the Borrowers	18
2.7	Administrative Borrower	19

3. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS		20

3.1	Organization and Qualification	20
3.2	Corporate or Other Power	21
3.3	Authorization; Binding Obligations	21
3.4	Subsidiaries	21
3.5	Conflict with Other Instruments; Existing Defaults	21
3.6	Governmental and Other Third Party Consents	22
3.7	Capitalization	22
3.8	Names; Business Locations	23
3.9	Financial Statements	23
3.10	Absence of Certain Changes	24
3.11	Material Contracts	26
3.12	Existing Indebtedness; Existing Liens; Investments	27
3.13	Litigation	28
3.14	Transactions With Affiliates	28
3.15	Compliance With Laws; Operating Licenses	29
3.16	Real Property	29
3.17	Employee Benefit Plans; ERISA	29
3.18	Taxes	30
3.19	Title to Property; Liens	31
3.20	Environmental Matters	31
3.21	Intellectual Property	32
3.22	Labor Relations	34
3.23	Employment Agreements	34
3.24	Employees and Contractors	35
3.25	Employment Matters	35

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3.26	Insurance	35
3.27	Business Relationships	36
3.28	Solvency	36
3.29	Depository and Other Accounts	36
3.30	Brokers; Certain Expenses	36
3.31	No Event of Default	37
3.32	Financial Sophistication	37
3.33	Equipment and Other Personal Property	37
3.34	Inventory	37
3.35	Accounts	38
3.36	Disclosure	38
3.37	Projections	38

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		38

4.1	Organization and Qualification	38
4.2	Corporate or Other Power	38
4.3	Authorization; Binding Obligations	39
4.4	Financial Sophistication	39

5. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER		39

5.1	Representations and Warranties; No Default	39
5.2	Purchase Permitted By Applicable Laws; No Conflicts	39
5.3	No Injunction, Order or Suit	40
5.4	Delivery of Certain Closing Documents	40
5.5	Delivery of Corporate Documents	41
5.6	Insurance	42
5.7	Third-Party Consents	42
5.8	Financial Statements	42
5.9	Due Diligence; Environmental Investigations	42
5.10	No Material Adverse Change	42
5.11	No Change in the Markets	42
5.12	Disclosure	42
5.13	Proceedings Satisfactory	42

6. POST-CLOSING OBLIGATIONS OF THE BORROWERS		43

6.1	Patents	43
6.2	Other Collateral Documents	43
6.3	Warrant	43
6.4	Sassoon Settlement Amount	44
6.5	Payroll Taxes	44
6.6	Consent of the Office of the Chief Scientist	44
6.7	Morgan Employment Agreement	44
6.8	A.G.M. Tefen Liens	44
6.9	Deposit Account Control Agreements	44

7. ACTIONS AND DOCUMENTS RELATING TO THE COLLATERAL		44

8. INDEMNIFICATION; FEES AND EXPENSES		45

8.1	Transfer Taxes	45
8.2	Losses	45
8.3	Indemnification Procedures	46
8.4	Contribution	46

9. AFFIRMATIVE COVENANTS		47

9.1	Payment of Note and Other Obligations	47
9.2	Performance of Investment Documents	47
9.3	Notices	47
9.4	Books and Records; Financial Statements	48
9.5	Guarantor Financial Statements	49
9.6	Landlord, Distributor and Storage Agreements	50
9.7	Subsidiaries	50
9.8	Compliance with Laws; Consents	50
9.9	Legal Existence	50
9.10	Maintenance of Properties	50
9.11	Insurance	51
9.12	Payment of Obligations	51
9.13	Compliance with Material Contracts	51
9.14	Environmental Matters	52
9.15	Future Information	52
9.16	Further Assurances	52
9.17	Management by Key Management Personnel	52
9.18	Legal and Capital Structure	53
9.19	Purchaser Costs, Fees and Expenses	53
9.20	Manufacturing Source	53
9.21	Unit Sales	53

10. NEGATIVE COVENANTS		54

10.1	Mergers; Consolidations; Acquisitions; Structural Changes	54
10.2	Loans	54
10.3	Indebtedness	54
10.4	Affiliate Transactions	54
10.5	Limitation on Liens	55
10.6	Payments and Amendments of Subordinated Debt	55
10.7	Distributions	56
10.8	Disposition of Assets	56
10.9	Additional Securities	56
10.10	[Reserved]	56
10.11	Restricted Investment	56
10.12	Subsidiaries and Joint Ventures	56

10.13	Tax Consolidation	56
10.14	Organizational Documents	56
10.15	Fiscal Year End	56
10.16	Limitations on Payment Restrictions Affecting Subsidiaries	57
10.17	Change in Business	57
10.18	Subordination	57
10.19	Accounting Changes	57
10.20	[Reserved]	57
10.21	Hazardous Substances	57
10.22	No Solicitation or Negotiation	57
10.23	Employment Agreements	59
10.24	No Securities or Options Granted	59
10.25	Advances	59
10.26	M.C.M. UK	59
10.27	Sales of Inventory	59

11. DEFAULTS AND REMEDIES		59

11.1	Events of Default	59
11.2	Acceleration	62
11.3	Set Off and Sharing of Payments	62
11.4	Other Remedies	62
11.5	Appointment of Receiver	63
11.6	Waiver of Past Defaults	63

12. WAIVER		63

13. POWER OF ATTORNEY		63

14. MISCELLANEOUS		64

14.1	Survival of Representations and Warranties; Purchaser Investigation	64
14.2	Consent to Amendments	64
14.3	Entire Agreement	64
14.4	Severability	65
14.5	Successors and Assigns; Assignments	65
14.6	Certain Agreements of the Borrowers	65
14.7	Notices	66
14.8	Counterparts	66
14.9	Governing Law	67
14.10	Limitation of Liability	67
14.11	Publicity	67
14.12	Waiver of Trial by Jury	67
14.13	Cumulative Effect; Conflict of Terms	67
14.14	Time of Essence	68
14.15	Interpretation	68

14.16	Consent to Forum	68
14.17	Judicial Reference	68

EXHIBITS

Exhibit A	—	Form of Note

Exhibit B	—	‘654 Patent Assignment

Exhibit C	—	Form of Patent Security Agreement

Exhibit D	—	Form of Pledge Agreement

Exhibit E	—	Form of Investment Monitoring Agreement

Exhibit F	—	Form of Security Agreement

Exhibit G	—	Form of Disbursement Request

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SECURITIES PURCHASE AND SALE AGREEMENT

THIS SECURITIES PURCHASE AND SALE AGREEMENT is entered into as of September 16, 2009 (this “Agreement”), by and among CAPRIUS, INC., a Delaware corporation (“Caprius”), M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC., a Delaware corporation (“M.C.M.”), and M.C.M. ENVIRONMENTAL TECHNOLOGIES LTD., an Israeli corporation (“M.C.M. Israel”) (Caprius, M.C.M. and M.C.M. Israel may be individually referred to as a “Borrower” and collectively referred to as the “Borrowers”), and VINTAGE CAPITAL GROUP, LLC, a Delaware limited liability company (together with its successors and assigns, the “Purchaser”).

R E C I T A L S

A. The Borrowers are engaged in the business of designing, manufacturing and distributing chemical-based onsite medical waste treatment technologies (the “Business”);

B. The Borrowers are obtaining financing from the Purchaser hereunder (the “Financing”) for general corporate purposes;

C. In connection with the Financing, the Borrowers jointly and severally desire to sell to the Purchaser a Note in substantially the form attached hereto as Exhibit A (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Note”), and the Purchaser desires to purchase such Note, on the terms and subject to the conditions set forth herein;

D. To induce the Purchaser to provide the Financing, and in consideration therefor, each Borrower has entered or will enter into other Investment Documents, under which, among other things, the Borrowers have granted or will grant to the Purchaser certain investment monitoring and other rights with respect to the Borrowers in connection with the transactions contemplated by this Agreement; and

E. To further induce the Purchaser to provide the Financing, and in consideration therefor, each Borrower has granted to the Purchaser a security interest in all of such Borrower’s right, title and interest in all of its respective assets pursuant to certain Collateral Documents to be entered into in connection with the transactions contemplated by this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS; COLLATERAL DEFINITIONS; ACCOUNTING TERMS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):

“‘391 Patent” means United States Patent 6,494,391.

“‘654 Patent” means United States Patent 5,620,654.

“Accounts” shall mean all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by any of the Borrowers, or in which any of the Borrowers now has or hereafter acquires any interest.

“Administrative Borrower” shall have the meaning specified in Section 2.7.

“Advance” shall mean an advance of funds made by the Purchaser to or on behalf of the Borrowers pursuant to Section 2.5, the amount of which shall be added to the aggregate principal balance outstanding under the Note.

“Affiliate,” when used with respect to a specified Person, shall mean a Person (other than a Subsidiary): (i) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the specified Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the specified Person or a Subsidiary of the specified Person. “Affiliate” when used with respect to any of the Borrowers shall also include a member of the Immediate Family of any Existing Stockholder or any trustee of any Existing Stockholder.

“Agreement” shall mean this Agreement, together with the exhibits and the Disclosure Schedules hereto, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Annual Financial Projections” shall have the meaning specified in Section 9.4.

“Applicable Laws” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority and all common law duties, (ii) Consents of any Governmental Authority and (iii) orders, decisions, rulings, judgments, directives or decrees of any Governmental Authority.

“Assignee” shall have the meaning specified in Section 14.5.

“Assignment” shall mean an assignment or other transfer of the Note pursuant to the terms of the Note.

“Audit Report” shall have the meaning specified in Section 9.4.

“Bankruptcy Laws” shall mean Title 11 of the United States Code (11 U.S.C. Section 101, et seq.), as amended from time to time, and any other federal or state law relating to bankruptcy, insolvency or reorganization or for the relief of debtors.

“Benefit Plan” shall mean any of the following: (i) each termination or severance agreement involving any Borrower, on the one hand, and any of its respective employees, on the other hand, (ii) all employee benefit plans, as defined in ERISA Section 3(3), and (iii) all other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements; in each case maintained or contributed to by any Borrower for the benefit of their respective employees (or former employees) and/or their beneficiaries. An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because any Borrower’s obligations under such arrangement arise by reason of its being a “successor employer” under Applicable Laws. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

“Board of Directors” shall mean, with respect to any Person, the board of directors (or similar governing body) of such Person.

“Borrower” and “Borrowers” shall have the meaning specified in the preamble.

“Borrowers’ Representatives” shall have the meaning specified in Section 10.22(a).

“Business” shall have the meaning specified in Recital A.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions in the city of Los Angeles, California are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, all expenditures of the Borrowers (whether paid in cash, accrued or financed by the incurrence of Indebtedness) during such period, including all Capital Lease Obligations, for any property, plant, equipment or other fixed assets, or for improvements thereto, or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year or are required to be capitalized on the consolidated balance sheet of the Borrowers in accordance with GAAP.

“Capital Lease” shall mean any lease or agreement of any Borrower for the right to use property (whether real, personal or mixed) which has been or is required to be capitalized on the consolidated balance sheet of such Borrower in accordance with GAAP.

“Capitalized Lease Obligations” shall mean any Indebtedness represented by obligations under a Capital Lease.

“Caprius” shall have the meaning specified in the preamble.

“Change in Control” shall mean, after the date hereof, the occurrence of one or more of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) of the Exchange Act, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act (provided, that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly of 5% or more of Caprius;

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all of the assets of any Borrower shall have occurred or shall have been approved by the Board of Directors of any Borrower or its stockholders;

(c) any Borrower merges, consolidates or amalgamates with or into any other Person, or any other such Person merges, consolidates or amalgamates with or into any Borrower;

(d) the Board of Directors or the stockholders of any Borrower shall have approved any plan or proposal for the liquidation or dissolution of such Borrower;

(e) Prior to the payment of the Sassoon Settlement Amount, Caprius ceases to own and control, directly or indirectly, 96.66% of the issued and outstanding shares of capital stock (or other equity interests) of M.C.M. or 100% of the issued and outstanding shares of capital stock (or other equity interests) of any other Subsidiary;

(f) Following payment of the Sassoon Settlement Amount, Caprius ceases to own and control, directly or indirectly, 100% of the issued and outstanding shares of capital stock (or other equity interests) of any Subsidiary (other than as a result of a merger of any Subsidiary of Caprius into Caprius or another domestic Subsidiary of Caprius permitted pursuant to Section 10.1);

(g) M.C.M. ceases to own and control directly or indirectly, 100% of the issued and outstanding shares of capital stock (or other equity interests) of M.C.M. Israel or M.C.M. UK (other than as a result of a merger of either such entity into Caprius or M.C.M.); or

(h) Dwight Morgan shall cease to be an executive officer of the Borrowers; provided, however, if such officer ceases to be an executive officer, the Borrowers may propose to Purchaser a replacement within ninety (90) days of such event, and if such replacement is acceptable to Purchaser (with such acceptance not to be unreasonably withheld or delayed) no Change in Control shall be deemed to have occurred.

“Charter Documents” shall mean with respect to any Person, its certificate of incorporation, articles of incorporation, bylaws, certificate of formation, partnership agreement, regulations, operating agreement and al other comparable organizational documents.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Closing Fee” shall have the meaning specified in Section 2.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and the treasury regulations promulgated thereunder, as in effect from time to time.

“Collateral” shall mean the collateral under the Collateral Documents, however defined, and wherever located.

“Collateral Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, the UCC financing statements, any Guaranty, any Patent Security Agreement and any landlord waivers and consents, notices of security interest in deposit accounts, deposit account control agreements, fixture filings, patent, trademark and copyright filings, assignments, or acknowledgments and other agreements, instruments and documents delivered from time to time in connection therewith or otherwise to secure the Obligations or any other obligations of the Borrowers or any other Person under this Agreement, the Note or any other Investment Document, including, but not limited to, any guarantees or pledge agreements subsequently executed by any Borrower pursuant to Section 9.8, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Common Stock” shall mean shares of common stock of Caprius.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, or any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Consent of the Office of the Chief Scientist” shall mean that certain consent issued to the Borrowers by the Office of the Chief Scientist of the State of Israel, in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

“Consolidated” means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Contingent Obligations” shall mean, with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (i) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (collectively, the “Primary Obligations”) of another Person, including, without limitation, any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Primary Obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such Primary Obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (ii) to provide funds to maintain the financial condition of any other Person, (iii) otherwise to indemnify or hold harmless the holders of Primary Obligations of another Person against loss in respect thereof or (iv) in connection with any synthetic lease or other off-balance sheet lease transaction. The amount of any Contingent Obligation under clauses (i) and (ii) above shall be the maximum amount guaranteed or otherwise supported by the Contingent Obligation.

“Convertible Securities” shall mean, with respect to any Person, any rights, options, warrants, securities or other obligations issued or issuable by such Person or any other Person that are exercisable or exchangeable for, or convertible into, any Securities of such Person.

“Default” shall mean any Event of Default or any event or condition which, with the giving of notice or the lapse of time or both, becomes an Event of Default.

“Disbursement Request” shall mean a disbursement request in substantially the form attached hereto as Exhibit G.

“Disclosure Schedules” shall have the meaning specified in the introductory paragraph of Section 3.

“Distribution” shall mean and include, in respect of any Person, (i) the payment of any dividends or other distributions on Securities (except distributions payable in common stock or equivalent equity securities of non-corporate issuers, if applicable), (ii) the redemption or acquisition of Securities of such Person, as the case may be, and (iii) any payment or prepayment of principal of, premium (if any) or interest, fees or other charges on or with respect to or any redemption, purchase or other acquisition for value, retirement, defeasance or sinking fund or similar payment with respect to any Indebtedness that is subordinated to the Note, the PIK Notes, or any payment in violation of the subordination provisions of any Indebtedness that is subordinated to the Note or the PIK Notes, except regularly scheduled or required principal payments (other than any required change of control or asset proceeds payments) or interest payments on such Indebtedness as permitted by such subordination provisions.

“Employment Agreements” shall mean any Employment Agreements, in form and substance satisfactory to the Purchaser in its sole and absolute discretion, by and between a Borrower and its executive officers.

“Environmental Conditions” shall mean any Release of any Hazardous Materials (whether or not such Release constituted at the time thereof a violation of any Environmental Laws) or any violation of any Environmental Law as a result of which any Environmental Person has or may become liable to any Person or by reason of which the business, condition or operations of such Environmental Person or any of its assets or properties may suffer or be subjected to any Lien or liability.

“Environmental Laws” shall mean all Applicable Laws relating to Hazardous Materials or the protection of human health or the environment, including all requirements pertaining to reporting, permitting, investigating or remediating Releases or threatened Releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the generality of the foregoing, the term “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act

(29 U.S.C. § 651, et seq.), as such laws may be amended from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or request or binding determination of, or agreement with, any Governmental Authority relating to or imposing liability or establishing standards of conduct for the protection of human health or safety or the environment.

“Environmental Persons” shall mean, collectively (i) all Borrowers and any of their Affiliates, (ii) any other Person in which any of the Persons listed in clause (i) above was at any time, or is, a partner, joint venturer, member or other participant, and (iii) any predecessor or former partnership, joint venture, trust, association, corporation, limited liability company or other Person, whether in existence as of the date hereof or at any time prior to the date hereof, the assets, properties, liabilities or obligations of which have been acquired or assumed by any of the Persons listed in clause (i) above or to which any of the Persons listed in clause (i) above has succeeded. Environmental Persons shall not include any individuals.

“Equipment” shall have the meaning ascribed to such term under the UCC.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, including the rules and regulations promulgated thereunder, in each case as amended from time to time.

“Event of Default” shall have the meaning specified in Section 11.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Existing Stockholders” shall mean the record owners of Caprius’ capital stock as of the Closing Date.

“Facility Fee” shall have the meaning specified in Section 2.4.

“Financial Statements” shall have the meaning specified in Section 3.9.

“Financing” shall have the meaning specified in Recital B.

“Fiscal Quarter” shall mean any of the four quarters of a Fiscal Year.

“Fiscal Year” shall mean the fiscal year ending September 30.

“Fully Diluted Basis” shall mean, at any time, a basis that includes all Securities of a Person issued and outstanding at such time and all additional Securities of that Person which would be issued upon the conversion, purchase, exchange or exercise of all Securities of the Person (a) outstanding at such time or (b) authorized to be issued under any stock option or similar plan, and where the number issued is measured on a Fully Diluted Basis including in the denominator the new Securities to be issued.

“GAAP” shall mean generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as in effect from time to time, applied on a basis consistent with prior periods.

“Governmental Authority” shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any court, tribunal or public or private arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Guaranty” means a guarantee of the Obligations in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

“Hazardous Materials” or “Hazardous Substances” shall mean any substance (i) the presence of which requires investigation or remediation under any Applicable Laws, (ii) that is defined or becomes defined as a “hazardous waste” or “hazardous substance” under any Applicable Laws (including, without limitation, all Environmental Laws), (iii) that is toxic, explosive, corrosive, inflammable, infectious, radioactive, carcinogenic, mutagenic, biohazardous or otherwise hazardous and is or becomes regulated by any Governmental Authority, (iv) the presence of which on any real property causes or threatens to cause a nuisance upon or decrease in value of the real property or to adjacent properties or poses or threatens to pose a hazard to any real property or to the health or safety of Persons on or about any real property, or (v) that contains gasoline or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.

“Holder” shall mean any Person (including, without limitation, the Purchaser) in whose name: (i) the Note, (ii) any new note issued in connection with any partial Assignment of the Note, or (iii) any PIK Notes issued or deemed issued under the Note, is registered in the register required to be maintained by the Borrowers pursuant to Section 8 of the Note.

“Immediate Family” of a Person includes such Person’s spouse, and any of such Person’s parents, children and grandchildren, siblings and in-laws.

“Indebtedness” shall mean, without duplications, (i) indebtedness arising from the lending of money by any Person to any Borrower, (ii) indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitute obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid, or that was issued or assumed as full or partial payment for Property (other than accounts payable incurred in the ordinary course of business and not past due by more than one hundred eighty (180) days), businesses or assets, (iii) any Capitalized Lease Obligation, (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) indebtedness of any Borrower under any guaranty of obligations that would constitute indebtedness under clauses (i) through (iii) hereof, if owed directly by such Borrower.

“Indemnified Parties” shall have the meaning specified in Section 8.2.

“Initial Approved Budget” shall have the meaning specified in Section 2.5.

“Initial Term” shall mean the period from the Closing Date through the earliest of (a) the issuance of the Warrant in accordance with the terms hereof, (b) the ninetieth (90th) day following the Closing Date and (c) the occurrence of an Event of Default that has not been waived by the Purchaser in its sole and absolute discretion.

“Initial Term Maximum Availability” shall mean $1,000,000.

“Intellectual Property” shall mean all intellectual property, including, without limitation, (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas, discoveries and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) trademarks, service marks, domain names, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, without limitation, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and other territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, (vi) computer software, databases, works of authorship, mask works, source codes, object codes, methodologies, (vii) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, models, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Inventory” shall have the meaning specified in Section 3.34.

“Investment Documents” shall mean, collectively, this Agreement, the Note, the PIK Notes, the Collateral Documents, the Investment Monitoring Agreement and all other agreements, instruments, certificates, closing and other letters and other documents executed and/or delivered in connection herewith or therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Investment Monitoring Agreement” shall mean that certain Investment Monitoring Agreement, of even date herewith, by and among the Borrowers and the Purchaser, as amended, restated, supplemented or otherwise modified from time to time, in substantially the form attached hereto as Exhibit E.

“Investments” shall mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of Securities, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, guarantee, gift, advance or capital contribution by such Person to any other Person.

“Judgment” shall mean any money judgments, writs of attachment or similar processes, which are issued or rendered against any Borrower, or any of their respective Property (i) in the case of money judgments, in an amount of $10,000 or more for any single judgment, attachment or process or $50,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary judgments, such judgment or judgments (in the aggregate) which would reasonably be expected to have a Material Adverse Effect, in each case which judgment is not stayed, released, insured, bonded or discharged within forty-five (45) days of filing.

“Key Management Personnel” shall have the meaning specified in Section 9.18.

“Knowledge” means the knowledge of the officers of any Borrower after reasonable inquiry into the subject matter.

“Lien” shall mean any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, option charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a lessor under a Capital Lease having substantially the same economic effect), any agreement to give or refrain from giving any lien, pledge, mortgage, security interest, option charge or other encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Losses” shall have the meaning specified in Section 8.2.

“Material Adverse Effect” or “Material Adverse Change” shall mean any material adverse effect on or material adverse change in, as the case may be, (A) the business, assets, liabilities, condition (financial or otherwise), properties (whether real, personal, or otherwise), results of operations, value or performance of the Borrowers, taken as a whole, (B) the ability of any Borrower to perform or observe its obligations under this Agreement or any other Investment Document to which it is a party or (C) the legality, binding effect, validity or enforceability of this Agreement or any other Investment Document or the perfection or priority of any Lien granted under any Collateral Document.

“Material Contracts” shall have the meaning specified in Section 3.11.

“M.C.M.” shall have the meaning specified in the preamble.

“M.C.M. Israel” shall have the meaning specified in the preamble.

“M.C.M. UK” means M.C.M. Environmental Technologies (U.K.), Ltd., a United Kingdom corporation.

“Monthly Reporting Package” shall have the meaning specified in Section 9.4.

“Multiemployer Plan” shall have the meaning ascribed to such term by ERISA.

“Note” shall have the meaning specified in Recital C.

“Obligations” shall mean any and all present and future loans, Advances, Indebtedness, claims, guarantees, liabilities or obligations of the Borrowers, or of any other Person for or on behalf of the Borrowers, owing to the Purchaser, or any of their Affiliates or any Indemnified Party, of whatever nature, character or description, arising under or in connection with this Agreement, the Note, any PIK Notes, the Collateral Documents and any other Investment Document or otherwise, any and all agreements, instruments or other documents heretofore or hereafter executed or delivered in connection with any of the foregoing, in each case whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, amended, renewed, extended, replaced, exchanged, restated, refinanced, refunded or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether for principal, interest, premiums, fees, costs, expenses (including, without limitation, attorneys’ fees, costs and expenses) or other amounts incurred for administration, collection, enforcement or otherwise, whether or not arising after the commencement of any proceeding under the Bankruptcy Laws (including, without limitation, post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations or such Indebtedness, claim, liability or obligation may otherwise be unenforceable.

“Operating Licenses” shall mean, collectively, all licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations of all Governmental Authorities necessary or advisable to the conduct of the Business.

“Other Debt Document” shall mean any agreement, instrument or other document evidencing or governing any Indebtedness of any Borrower, other than the Note, the PIK Notes and any other Investment Document.

“Patent Security Agreement” shall mean a patent security agreement, as amended, restated, supplemented or otherwise modified from time to time, in substantially the form attached hereto as Exhibit C.

“Permitted Liens”, with respect to any Borrower, shall have the meaning set forth in Section 10.5.

“Permitted Third Party Refinancing” shall have the meaning specified in Section 10.22(c).

“Person” shall mean any individual, trustee, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, or other entity or any Governmental Authority.

“PIK Notes” shall mean those subordinated secured promissory notes of equal tenor to the Note issued or deemed issued pursuant to the terms of the Note.

“Pledge Agreement” shall mean that certain Pledge Agreement of even date herewith by and among the Borrowers and the Purchaser, as amended, restated, supplemented or otherwise modified from time to time, in substantially the form attached hereto as Exhibit D.

“Premises” shall mean any and all Real Property, including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by the Borrowers.

“Prohibited Acquisition” shall have the meaning specified in Section 10.22(a).

“Prohibited Financing” shall have the meaning specified in Section 10.22(b).

“Projections” means the forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements of the Borrowers, all prepared on a consistent basis with the historical financial statements of the Borrowers, together with appropriate supporting details and a statement of underlying assumptions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchaser” shall have the meaning specified in the preamble.

“Purchaser Closing Period” shall have the meaning specified in Section 10.22(c).

“Real Property” shall mean any and all real property now or hereafter owned, leased or operated by any Borrower.

“Refinancing Fee” shall have the meaning specified in Section 2.4.

“Release” shall mean any release (whether threatened or actual), migration, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environmental Laws.

“Reportable Event” shall mean any of the events set forth in Section 4043 of ERISA.

“Requisite Holders” shall have the meaning specified in Section 14.2.

“Restricted Investment” shall mean any Investments in any Person that are made without the prior written approval of the Purchaser, other than (i) Investments by any Borrower in another Borrower and (ii) Investments which represent Capital Expenditures permitted hereunder.

“Right of First Refusal” shall have the meaning specified in Section 10.22(c).

“Sale and Leaseback Transaction” shall mean any transaction in which any Borrower becomes liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Borrower has sold or transferred or is to sell or transfer to any other Person or (ii) which any Borrower intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by any Borrower to any other Person in connection with such lease.

“Sassoon Settlement Amount” shall mean that certain payment in the amount of $90,000 to be made by the Borrowers pursuant to the terms of the Sassoon Settlement Agreement.

“Sassoon Settlement Agreement” shall mean that certain Release and Settlement Agreement, dated as of June 22, 2009, by and among Andre Sassoon and Andre Sassoon International, Inc., on the one hand, and M.C.M., Caprius and George Aaron, on the other hand, as amended.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Security” shall mean all shares of stock, partnership interests, membership interests or units or other ownership interests in any other Person and all warrants, options or other rights to subscribe for or purchase, or obligations to issue, the same, any Convertible Securities of such Person, including, without limitation, any options or similar rights issued or issuable under any employee stock option plan, pension plan or other employee benefit plan of such Person, or any plan for, or other rights to, phantom stock or other arrangement intended to result in payments by such Person which track or reflect the value (or change in value) of the same.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, by and among the Borrowers and the Purchaser, as amended, restated, supplemented or otherwise modified from time to time, in substantially the form attached hereto as Exhibit F.

“Site” shall mean any real property previously, currently or hereafter owned, leased or operated by any Environmental Person in connection with the operation of the Business.

“Solvent” shall mean, with respect to any Person, on the date of determination, that (i) the present fair saleable value of the assets of such Person in an arm’s-length transaction will exceed the amount that will be required to be paid on or with respect to the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured, (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation, and (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of Contingent Obligations at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.

“Stockholder Consent” shall mean a written consent, duly executed and delivered by the holders of at least sixty-six percent (66%) of each class of preferred stock of Caprius that is outstanding immediately prior to the Closing, pursuant to which such preferred stockholders acknowledge and consent to the consummation of the transactions contemplated by this Agreement and the other Investment Documents.

“Subordinated Debt” shall mean any Indebtedness of any Borrower that is subordinated to the Obligations in a manner reasonably satisfactory to the Purchaser and contains terms, including, without limitation, payment terms, reasonably satisfactory to the Purchaser.

“Subsequent Approved Budget” shall have the meaning set forth in Section 2.5.

“Subsequent Term” shall mean the period from the termination of the Initial Term, other than as a result of the occurrence of an Event of Default that has not been waived by the Purchaser in its sole and absolute discretion, through the earlier of (a) the Maturity Date (as such term is defined in the Note) and (b) the occurrence of an Event of Default that has not been waived by the Purchaser in its sole and absolute discretion; provided, however, that the Subsequent Term shall not commence to the extent that an Event of Default has occurred and is continuing as of the date such period otherwise would have commenced.

“Subsequent Term Maximum Availability” shall mean $2,000,000.

“Subsidiary” and “Subsidiaries” shall mean, with respect to any specified Person, any other Person of which more than fifty percent (50%) of the total voting power of Securities entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person or such specified Person otherwise controls such other Person. Unless otherwise indicated, the term “Subsidiary” refers to any direct or indirect Subsidiary of Caprius that may be formed or acquired in the future.

“Tax” or “Taxes” shall mean any present and future income, excise, sales, use, stamp or franchise taxes and any other taxes, fees, duties, levies, or other charges of any nature whatsoever imposed by any taxing Governmental Authority, whether federal, state, local or foreign, together with any interest and penalties thereon.

“Third Party Intellectual Property Rights” shall have the meaning set forth in Section 3.21.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Voting Stock” of a Person shall mean all classes of Securities of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or persons performing similar functions) thereof.

“Warrant” shall have the meaning specified in Section 6.3.

1.2 Accounting Terms and Computations. For purposes of this Agreement, (i) all accounting terms used in this Agreement that are not expressly defined herein have the meanings given to them under GAAP, (ii) all computations made pursuant to this Agreement or any other Investment Document shall be made in accordance with GAAP, (iii) all financial statements and other financial information to be delivered by the Borrowers hereunder or under any other Investment Document shall be prepared in accordance with GAAP, except that any interim financial statements or other financial information which are unaudited may be subject to year-end audit adjustments and may omit footnotes and (iv) all computations, financial statements and other financial information of the Borrowers hereunder shall be determined on a consolidated basis in accordance with GAAP.

1.3 Covenants. All covenants and agreements under this Agreement shall each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or be otherwise within the limitations thereof, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

1.4 Captions; Construction and Interpretation. The captions in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, disclosure schedule, annex, clause and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

1.5 Determinations. Any determination or calculation contemplated by this Agreement or any other Investment Document that is made by the Purchaser shall be final and conclusive and binding upon the Borrowers in the absence of manifest error.

2.	PURCHASE AND SALE OF THE NOTE

2.1 Authorization. The Borrowers have authorized the issuance and sale to the Purchaser of the Note, in substantially the form of Exhibit A, on the terms and subject to the conditions set forth herein. The Borrowers have each also authorized the grant to the Purchaser of a first-priority security interest in all of their respective Properties in accordance with the Collateral Documents, subject only to Permitted Liens.

2.2 Closing. Subject to the satisfaction or valid waiver of the conditions set forth in Section 5 hereof, the closing of the purchase and sale of the Note described in Section 2.1 above (the “Closing”) shall take place at the offices of Klee, Tuchin, Bogdanoff & Stern LLP, 1999 Avenue of the Stars, 39th Floor, Los Angeles, California, on the Business Day after which all conditions to Closing set forth herein are satisfied or waived, or at such other time, date and place as the Borrowers and the Purchaser otherwise may agree (the “Closing Date”).

2.3 Closing Actions. At the Closing, the Borrowers shall deliver the executed Note to the Purchaser and the Purchaser shall make the Advances described in Section 2.4 and as requested pursuant to Section 2.5.

2.4 Fees and Expenses.

2.4.1 The Borrowers shall jointly and severally pay to the Purchaser a fee equal to $250,000 (the “Closing Fee”) in connection with the issuance and sale of the Note under this Agreement. The Closing Fee shall be fully earned as of the date hereof and shall be due and payable in full on the Closing Date. The Borrowers acknowledge and agree that they shall be deemed to have requested an Advance on the Closing Date in an amount equal to the Closing Fee. Such Closing Fee shall be in addition to any other amounts the Borrowers may owe to the Purchaser or its Affiliates from time to time under any Investment Document or any other agreement or arrangement, and shall not reduce the Initial Term Maximum Availability or the Subsequent Term Maximum Availability. Notwithstanding the foregoing, upon the issuance of the Warrant to the Purchaser and so long as no Event of Default has occurred and is continuing or would result therefrom, the Purchaser shall waive its right to payment of $125,000 of the Closing Fee and such amount shall be deemed to be refunded to the Borrowers.

2.4.2 The Borrowers shall jointly and severally pay to the Purchaser a fee equal to $60,000 (the “Facility Fee”) in connection with the issuance and sale of the Note under this Agreement. The Facility Fee shall be fully earned as of the date hereof and shall be due and payable in full on the date that is ninety (90) days after the Closing Date. The Borrowers acknowledge and agree that they shall be deemed to have requested an Advance on the ninetieth (90th) day after the Closing Date in an amount equal to the Facility Fee. Such Facility Fee shall be in addition to any other amounts the Borrowers may owe to the Purchaser or its Affiliates from time to time under any Investment Document or any other agreement or arrangement.

2.4.3 On the Closing Date, the Borrowers shall jointly and severally pay or cause to be paid all of the Purchaser’s reasonable fees, costs and expenses, including all fees, costs and expenses of the Purchaser’s legal counsel, incurred in connection with the evaluation, negotiation and documentation of the transactions contemplated by the Investment Documents. The Borrowers acknowledge and agree that they shall be deemed to have requested an Advance on the Closing Date in an amount equal to such fees, costs and expenses. Such fees, costs and expenses shall be in addition to any other amounts the Borrowers may owe to the Purchaser or its Affiliates from time to time under any Investment Document or any other agreement or arrangement.

2.4.4 If the Note is paid in full at any time on or after the Maturity Date, other than in connection with a refinancing with the Purchaser or its Affiliates, the Borrowers shall jointly and severally pay to the Purchaser a fee equal to $125,000 (the “Refinancing Fee”) in connection with such payment in full, the Refinancing Fee shall be fully earned as of the date hereof and shall be due and payable in full on the date of any such payment in full. Such Refinancing Fee shall be in addition to any other amounts the Borrowers may owe to the Purchaser or its Affiliates from time to time under any Investment Document or any other agreement or arrangement.

2.5 Funding, Use of Proceeds.

2.5.1 Attached hereto as Schedule 2.5(a) is a budget for the Borrowers prepared by the Borrowers for the Initial Term, which has been approved by the Purchaser (the “Initial Approved Budget”). From time to time during the Initial Term, the Administrative Borrower may request that the Purchaser fund Advances under the Note to or on behalf of the Borrowers, which request shall be in the form of a Disbursement Request and specify the principal amount of the proposed Advance and the item(s) in the Initial Approved Budget to which the request relates. The Purchaser shall fund Disbursement Requests not later than three (3) Business Days following receipt thereof; provided, that any Disbursement Request received by the Purchaser after 11:00 a.m. (Los Angeles time) on any Business Day (or received at any time on a day that is not a Business Day) shall be deemed to have been received on the next succeeding Business Day. The Purchaser shall not be obligated to fund any Advance requested while an Event of Default has occurred and is continuing unless it elects to do so in its sole and absolute discretion. In no event during the Initial Term shall (a) the Administrative Borrower request an Advance for any item(s) other than in accordance with the Initial Approved Budget, (b) the Administrative Borrower request any Advances more frequently than on the Closing Date and each two week anniversary of the Closing Date and (c) the aggregate amount of Advances under the Note (exclusive of Advances deemed to be requested pursuant to Section 2.4) made during the Initial Term exceed the Initial Term Maximum Availability.

2.5.2 Attached hereto as Schedule 2.5(b) is a budget for the Borrowers prepared by the Borrowers for the Subsequent Term which has been approved by the Purchaser (the “Subsequent Approved Budget”). From time to time during the Subsequent Term, if any, the Administrative Borrower may request that the Purchaser fund Advances under the Note to or on behalf of the Borrowers, which request shall be in the form of a Disbursement Request and specify the principal amount of the proposed Advance and the item(s) in the Subsequent Approved Budget to which the request relates. The Purchaser shall fund Disbursement Requests not later than three (3) Business Days following receipt thereof; provided, that any Disbursement Request received by the Purchaser after 11:00 a.m. (Los Angeles time) on any Business Day (or received at any time on a day that is not a Business Day) shall be deemed to have been received on the next succeeding Business Day. The Purchaser shall not be obligated to fund any Advance requested while an Event of Default has occurred and is continuing unless it elects to do so in its sole and absolute discretion. In no event during the Subsequent Term, if any, shall (a) the Administrative Borrower request an Advance for any item(s) other than in accordance with the Subsequent Approved Budget, (b) the Administrative Borrower request any Advances more frequently than on the first day of the Subsequent Term and each two week anniversary thereof and (c) the aggregate amount of Advances under the Note made during the Subsequent Term exceed the Subsequent Term Maximum Availability.

2.6 Joint and Several Liability of the Borrowers.

2.6.1 Notwithstanding anything in this Agreement or any other Investment Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Investment Documents in consideration of the financial accommodations to be provided by the Purchaser under this Agreement and the other Investment Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.6), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.6 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Investment Documents or any other circumstances whatsoever.

2.6.2 The provisions of this Section 2.6 are made for the benefit of the Purchaser and its successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Purchaser or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.6 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

2.6.3 Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Investment Documents, any payments made by it to the Purchaser with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Purchaser hereunder or under any other Investment Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

2.6.4 The liability of each Borrower hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Borrower hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Investment Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any Investment Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(d) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any Person, including, without limitation, the Purchaser;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Borrower; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Purchaser that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

2.6.5 Each Borrower hereby waives (a) promptness and diligence, (b) notice of acceptance and any other notice with respect to any of the Obligations and this Section 2.6 and any requirement that the Purchaser exhaust any right or take any action against any Borrower or any other Person or any Collateral, (c) any right to compel or direct the Purchaser to seek payment or recovery of any amounts owed under this Section 2.6 from any one particular fund or source or to exhaust any right or take any action against any other Borrower, any other Person or any Collateral, (d) any requirement that the Purchaser protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Borrower, any other Person or any Collateral, and (e) any other defense available to any Borrower. Each Borrower agrees that the Purchaser shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 2.6 is knowingly made in contemplation of such benefits. Each Borrower hereby waives any right to revoke this Section 2.6, and acknowledges that this Section 2.6 is continuing in nature and applies to all Obligations, whether existing now or in the future.

This Section 2.6 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Purchaser, or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

2.7 Administrative Borrower. Each Borrower hereby irrevocably appoints Caprius as the borrowing agent for all the Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Purchaser shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide the Purchaser with all Disbursement Requests and other notices with respect to Advances obtained for the benefit of any Borrower and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances. It is understood that the handling of the loan account of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Purchaser shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of its loan account in a combined fashion since the successful operation of each Borrower is dependent upon the continued successful performance of the integrated group. To induce the Purchaser to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Purchaser and to hold the Purchaser harmless against any and all liability, cost, expense, loss or claim of damage or injury, made against the Purchaser by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Borrowers’ loan account as herein provided or (b) the Purchaser’s relying on any instructions of the Administrative Borrower, except that the Borrowers will have no liability to the Purchaser under this Section 2.7 with respect to any liability to the extent that such liability has been caused by the Purchaser’s willful misconduct or gross negligence.

3.	REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

In connection with the following representations and warranties, the Borrowers have delivered to the Purchaser disclosure schedules as attached hereto (the “Disclosure Schedules”), arranged in numbered parts corresponding to the numbering in this Agreement of the following representations and warranties. The information disclosed in any numbered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered section in this Agreement. Information disclosed that is applicable to more than one numbered section shall be clearly cross-referenced, provided that the information may be deemed to relate to another numbered section, notwithstanding the absence of a cross-reference, if it is clear from the nature of the information disclosed that another representation or warranty should be modified by such disclosure. To induce the Purchaser to purchase the Note under this Agreement and to consummate the transactions contemplated hereby and by the other Investment Documents, the Borrowers, jointly and severally, represent and warrant to the Purchaser that, except as expressly set forth in the respective Disclosure Schedules:

3.1 Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Borrower has all requisite power and authority, and all Operating Licenses, necessary to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by them or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.1 shows the jurisdiction of organization of each Borrower and the jurisdictions in which it is qualified to do business.

3.2 Corporate or Other Power. Each Borrower has the requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and all other Investment Documents to which it is a party, including, without limitation, the power and authority to issue, sell, and deliver the Note to be issued and sold by such Borrower to the Purchaser hereunder and grant the security interests as set forth herein and in the applicable Collateral Documents.

3.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each of the other Investment Documents to which any Borrower is a party, the issuance, sale, and delivery of the Note by the Borrowers as contemplated hereunder, and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Borrowers, as applicable, and by the stockholders and Boards of Directors of the Borrowers, as applicable. This Agreement has been duly executed and delivered by the Borrowers and, at the Closing, each of the other Investment Documents will be duly executed and delivered by the Borrowers to the extent that any of them is a party thereto. This Agreement is, and each other Investment Document will at the Closing be, a legal, valid and binding obligation of the Borrowers to the extent that any of them is a party thereto, enforceable against the Borrowers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.4 Subsidiaries. Except as described in Schedule 3.4, the Borrowers have no Subsidiaries and own or hold no securities of any other Person. The Borrowers do not have any joint venture relationships or hold any partnership interests.

3.5 Conflict with Other Instruments; Existing Defaults.

3.5.1 The execution, delivery and performance of this Agreement and of each other Investment Document to which any Borrower is a party, the issuance, sale, and delivery by the Borrowers of the Note, and the consummation of the other transactions contemplated hereby and thereby do not and will not (i) violate or conflict with (A) the Charter Documents of any Borrower, in each case as in effect on the date hereof, (B) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which any Borrower is a party or by which any of its or their properties or assets are bound (including, without limitation, any Material Contract or Other Debt Document), or any agreement with respect to Intellectual Property, which violation or conflict, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (C) any Applicable Laws, or (ii) result in, or require, the creation or imposition of any Lien upon or with respect to any of the assets or properties now owned or hereafter acquired by any Borrower.

3.5.2 After giving effect to the consummation of the transactions contemplated hereby, no Borrower is in default, breach or violation of (i) its Charter Documents, as in effect as of the date hereof, (ii) any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which it is a party or by which any of its properties or assets are bound (including, without limitation, any Material Contract or Other Debt Document or any agreement with respect to Intellectual Property) or (iii) any Applicable Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and the Borrowers will not be in breach of violation thereof both before and after giving effect to the issuance of the Note and the consummation of the transactions contemplated hereby and by the other Investment Documents. Without limiting the generality of the foregoing, after giving effect to the consummation of the transactions contemplated hereby, there does not exist any “default” or “event of default” (in each case as defined in any Other Debt Document) or any default under any other credit or financing agreement to which any Borrower is a party or by which any of their respective properties or assets are bound.

3.5.3 No Indebtedness of any Borrower ranks senior to or pari passu with the Indebtedness evidenced by the Note.

3.6 Governmental and Other Third Party Consents. Except for the Consents listed in Schedule 3.6, no Borrower is required to obtain any Consent from, or is required to make any declaration or filing with, any Governmental Authority or any other Person (including shareholders or partners) in connection with the execution, delivery and performance of this Agreement or any other Investment Document, including, without limitation, the issuance, sale, and delivery of the Note, or for the purpose of maintaining in full force and effect any Operating Licenses. Each of the Consents which have been obtained or made in connection with the execution, delivery and performance of this Agreement or any other Investment Document is in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such Consent from any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

3.7 Capitalization.

3.7.1 Schedule 3.7(a) sets forth a true, correct and complete description of the authorized Securities and Convertible Securities of each Borrower and the number of shares or securities of each class of Securities that is issued and outstanding prior to the consummation of the transactions set forth in this Agreement and shows the record and beneficial owners of shares issued by each Borrower. Schedule 3.7(a) also sets forth the number of shares of common stock of the Borrowers as of such time on a Fully Diluted Basis assuming the exercise or conversion in full of all Convertible Securities.

3.7.2 Schedule 3.7(b) sets forth a true, correct and complete description of the authorized Securities and Convertible Securities of each Borrower and the number of shares or securities of each class of Securities that will be issued and outstanding after the Closing Date, giving effect to the transactions set forth in this Agreement, including the anticipated record and beneficial owners of such Securities. Schedule 3.7(b) also sets forth the number of shares of common stock of the Borrowers as of such time on a Fully Diluted Basis assuming the exercise or conversion in full of all Convertible Securities.

3.7.3 Except as set forth on Schedule 3.7(c), (i) all of the issued and outstanding ownership interests or shares of capital stock, as applicable, of each Borrower have been duly authorized and are validly issued, fully paid and non-assessable, and are free and clear of any Liens and other restrictions including any restrictions on the right to vote, sell or otherwise dispose of such interests or capital stock other than restrictions under applicable securities laws and the holders thereof do not have any preemptive or other similar rights to subscribe for or to purchase any such interests or capital stock, (ii) except for the Investment Documents, there are (A) no voting trusts or other agreements or undertakings with respect to the voting of the Securities of any Borrower and (B) no agreements to which the Borrowers or any of their respective stockholders, directors or officers, is a party granting any other Person any rights of first offer or first refusal, registration rights or “drag-along,” “tag-along” or similar rights with respect to any transfer of any Securities of the Borrowers to which any Borrower is a party or of which any Borrower has Knowledge, (iii) no obligations (whether fixed or contingent) on the part of any Borrower, any of their respective directors or officers, or any other Person exist with respect to the purchase, repurchase or redemption of any outstanding Securities of any Borrower, (iv) no additional ownership interests or shares of capital stock of the Borrowers will become issuable to any Person pursuant to any “anti-dilution” provisions of any such issued and outstanding Security of a Borrower on account of the issuance of the Note, and (v) no Borrower has issued any Convertible Securities or authorized the issuance of any Convertible Securities. All Securities of each Borrower that have been issued have been issued and offered in compliance in all material respects with all applicable federal and state securities laws.

3.8 Names; Business Locations.

3.8.1 No Borrower has been known as or has used any legal, fictitious or trade names, except those listed on Schedule 3.8 hereto. Except as set forth on Schedule 3.8, no Borrower has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person.

3.8.2 Each Borrower’s chief executive office and other places of business as of the date hereof are as listed on Schedule 3.8 hereto. During the preceding one-year period, none of the Borrowers has had an office or place of business other than as listed on Schedule 3.8. The Borrowers do not maintain Collateral at any client site or other location other than those listed on Schedule 3.8. Except as shown on Schedule 3.8, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

3.9 Financial Statements. The Borrowers have delivered to the Purchaser, and attached as Schedule 3.9(a) are, true and complete copies of (a) the unaudited consolidated balance sheets of the Borrowers as of September 30, 2008, and the related statements of operations and cash flows for the fiscal years then ended, (b) the unaudited consolidated balance sheet of the Borrowers as of June 30, 2009, and the related statements of operations and cash flows for the five-month period then ended (collectively, the “Financial Statements”). The Financial Statements (i) present fully and fairly the financial position and results of operations of the respective Borrowers, as applicable, as of the dates of such statements and for the periods covered thereby and (ii) except as set forth on Schedule 3.9(b), were prepared in accordance with GAAP, applied on a consistent basis with past practice throughout the periods covered thereby. Except as set forth on Schedule 3.9, there is no Contingent Obligation or other liability material to any Borrower that is not reflected on the face of the balance sheets of the Borrowers referenced above, other than liabilities incurred in the ordinary course of business since that date consistent with past practice.

3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10 or with respect to the transactions set forth in this Agreement, since September 30, 2008, through the date of this Agreement and, if later, the Closing, there has not been:

3.10.1 Any transaction involving any Borrower not in the ordinary course of business, including, without limitation, any sale of any assets or properties (other than the sale of inventory in the ordinary course of business);

3.10.2 Any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the Securities of any Borrower, or any redemption, purchase or other acquisition of Securities of any Borrower, or (other than salary payments in the ordinary course of business) any payment to any stockholder of any Borrower not in his, her or its capacity as a stockholder;

3.10.3 Any damage, destruction or loss whether or not covered by insurance, to any material assets or properties of any Borrower;

3.10.4 Any Material Adverse Change with respect to any Borrower;

3.10.5 Any loan or advance made by any Borrower to any Person, except normal travel advances or other reasonable business expense advances made in the ordinary course of business to its own employees;

3.10.6 Any Indebtedness incurred by any Borrower or any commitment to incur Indebtedness entered into by any Borrower;

3.10.7 Any commitments to make Capital Expenditures by a Borrower with amounts to be paid post-Closing in excess of $10,000 individually or $50,000 in the aggregate;

3.10.8 Any indemnity or other claims made by any Borrower (or the resolution of any pending claims) with respect to or in connection with any acquisition or sale or other disposition, whether direct or indirect, of the Securities, business or assets of any other Person;

3.10.9 Any amendment or other modification to the Charter Document of any Borrower;

3.10.10 The formation or creation of any direct or indirect Subsidiary of any Borrower, or the disposition of the Securities or assets of any Borrower;

3.10.11 Any waiver by any Borrower of a valuable right or of Indebtedness owed to it;

3.10.12 Any payment, satisfaction, discharge or cancellation of any material debt or claim of any Borrower other than in the ordinary course of business consistent with past practices;

3.10.13 Any amendment, modification or termination of any Material Contract or any material agreement to which any Borrower is a party or by which any Borrower or any of their assets or properties may be bound or subject or of any employment or consulting agreement;

3.10.14 Any material change in the Contingent Obligations of any Borrower, by way of guaranty or otherwise;

3.10.15 Any mortgage, pledge or Lien encumbering any of the assets or properties of any Borrower, or any assumption of, or taking any assets or properties subject to, any liability, except for Permitted Liens;

3.10.16 Any resignation by, or termination of the employment of, any director or officer of any Borrower;

3.10.17 Any Investment by any Borrower in the Securities of any Person;

3.10.18 Any payment of management, consulting or similar fees by any Borrower to any of their respective Affiliates;

3.10.19 Any offer, issuance or sale of any Securities of any Borrower;

3.10.20 Any alteration or change in any Borrower’s credit guidelines and policies, charge-off policies or accounting methods, quality control procedures, hiring procedures, or policies or manner of preparing its financial statements or maintaining its books of account;

3.10.21 Any increase in, or commitment to increase, the salaries, wages, bonuses or other compensation or benefits (including commissions) payable or to become payable to any officer or non-officer other employee of any Borrower, other than increases in salaries and wages for employees in the ordinary course of business consistent with past practices;

3.10.22 Any adoption by any Borrower of any new Benefit Plan or amendment to any Benefit Plan to provide any new or additional plans, programs, contracts, benefits or arrangements involving direct or indirect compensation to any officer, director, employee, former employee, or their dependents or beneficiaries, of any Borrower;

3.10.23 Any settlement of any litigation, entry of a consent decree or entry of any judgment against any Borrower with an aggregate value of $50,000 or more;

3.10.24 Any revaluation by any Borrower of any of their respective assets, including without limitation, any write-offs, increases in any reserves except in the ordinary course of business consistent with past practice or any write-up or write-down of the value of, inventory, property, plant, equipment, or any other asset (including as a result of the impairment of goodwill);

3.10.25 Any proceeding or other steps for the dissolution, winding up, reorganization or bankruptcy by any Borrower;

3.10.26 Any revaluation or repricing of any Securities of any Borrower; or

3.10.27 Any agreement to do any of the foregoing.

3.11 Material Contracts.

3.11.1 Schedule 3.11 sets forth a true, correct and complete list, as of the date hereof, of all contracts, commitments, licenses, agreements, obligations or arrangements, whether oral or written, formal or informal, to which a Borrower is a party (or intends to become a party) or to which any of their respective assets or properties is bound:

(a) under which a Borrower leases personal property from or to third parties under Capital Leases or under operating leases which involve payments in excess of $25,000 per annum;

(b) for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves payments of more than $50,000 in the aggregate or (C) in which a Borrower has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person which involves payments in excess of $50,000, but excluding purchase orders or sales contracts which are revocable by the applicable Borrower;

(c) (A) granting representation, marketing or distribution rights or (B) relating to Intellectual Property (including, without limitation, license, franchise or similar agreements);

(d) establishing or maintaining any partnership, joint venture or strategic alliance or pursuant to which any Borrower has purchased the assets, business or Securities of any other Person during the last three (3) years;

(e) under which there is or may be imposed a security interest or other Lien on any of its assets, whether tangible or intangible (other than the security interests or Liens granted in favor of the Purchaser);

(f) concerning any non-competition or non-solicitation obligations entered into outside the ordinary course of business;

(g) under which a Borrower is or would be restricted from carrying on its Business or any part thereof, or from competing in any line of business or with any Person;

(h) with officers, directors, employees or consultants of any Borrower;

(i) resulting in or providing for the creation of any Lien (including any lease notifications) other than any Permitted Lien;

(j) involving any Affiliates of any Borrower;

(k) under which the consequences of a default or termination could reasonably be likely to have a Material Adverse Effect or result in an Event of Default; and

(l) not entered into in the ordinary course of business and not otherwise disclosed on Schedule 3.11 in response to any of the foregoing clauses.

All of the contracts, commitments, licenses, agreements, obligations or arrangements described in clauses (a) through (l) above, together with the real property leases, subleases, licenses and other interests described in Section 3.16, whether entered into prior to, on or after the Closing Date, are collectively referred to herein as the “Material Contracts.”

3.11.2 Each Material Contract existing as of the date hereof is a legal, valid and binding obligation of each applicable Borrower that is a party thereto, on the one hand, and to the Knowledge of the Borrowers, the other parties thereto, on the other hand, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and is in full force and effect. The parties to each Material Contract are in substantial compliance with the terms thereof, and no default or event of default by any Borrower or, to the Knowledge of the Borrowers, any other party thereto exists thereunder.

3.11.3 No Borrower is a party to any contract, commitment, license, agreement, obligation or arrangement that restricts it from carrying on its Business or any part thereof, or from competing in any line of business or with any other Person.

3.12 Existing Indebtedness; Existing Liens; Investments.

3.12.1 Schedule 3.12(a) sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable:

(a) all Indebtedness of the Borrowers showing, as to each Indebtedness, the payee thereof and the total amount outstanding (by principal, interest and other amounts, if applicable);

(b) all Liens (except Permitted Liens) in respect of any property or assets of the Borrowers showing, as to each Lien, the name of the grantor and secured party, the Indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien;

(c) all Investments of the Borrowers, if any;

(d) all UCC financing statements naming any Borrower as a debtor, showing, as to each financing statement, the basis for the filing; and

(e) a trade payables aging schedule for the Borrowers as of August 31, 2009.

3.12.2 Except as set forth on Schedule 3.12(b), (i) no Borrower has on the date hereof any material Contingent Obligations, liabilities for Taxes, liabilities for product defects or under warranties, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments; (ii) no Borrower is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person; and (iii) no Borrower is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness.

3.12.3 Immediately following the Closing, no Borrower will have any Indebtedness, whether accrued, absolute, contingent or otherwise, except as set forth on Schedule 3.12(c).

3.13 Litigation. Except as set forth on Schedule 3.13, there are no actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether brought by or against any Borrower, whether governmental or non-governmental, before any Governmental Authority pending or, to the Knowledge of any Borrower, threatened against, relating to or affecting any Borrower, or any officer, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses or this Agreement, any Investment Document or the transactions contemplated thereby. There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting any Borrower or any officer, director or employee thereof in his or her capacity as such. None of the Borrowers is in default under any order, judgment, decree, injunction or ruling of any Governmental Authority, or subject to or a party to any order, judgment, decree or ruling arising out of any action, suit or proceeding under any Applicable Laws.

3.14 Transactions With Affiliates.

3.14.1 Except as set forth on Schedule 3.14(a) or as contemplated by this Agreement:

(a) no Borrower is indebted, directly or indirectly, to any of its own officers or directors, the officers or directors of its Affiliates, any Affiliate, or to any members of the Immediate Families of such officers or directors, except for, in the case of employees and officers, compensation payable in the ordinary course of business and reasonable expenses accrued in the ordinary course of business consistent with past practices;

(b) no Affiliate, employee, officer or director of any Borrower, and no member or members of their Immediate Families, is (A) indebted to a Borrower in any amount whatsoever or (B) has any direct or indirect ownership interests in any Person which competes, directly or indirectly, with a Borrower; and

(c) there are no stockholder, voting or similar agreements between or among the stockholders of the Borrowers.

3.14.2 Except for interests in employee benefit plans and as set forth on Schedule 3.14(b), no officer, director, employee or Affiliate of any Borrower, and no member of the Immediate Families of any of the foregoing, has any direct or indirect interest in any contract, commitment, license, agreement, obligation or arrangement to which any Borrower is a party or by which it or its assets are bound.

3.15 Compliance With Laws; Operating Licenses. Except as set forth on Schedule 3.15, each Borrower and its respective properties, operations and assets, is in material compliance with all Applicable Laws (including, without limitation, securities laws). There are no outstanding citations, notices or orders of noncompliance issued to any Borrower under any Applicable Law. Each of the Borrowers has established and maintains an adequate monitoring system to ensure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it, including all laws and regulations relating to employment and employment discrimination. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. § 201, et. seq.), as amended. To the Knowledge of the Borrowers, no officer, agent, employee or other Person acting on behalf of any Borrower has, directly or indirectly, violated any Applicable Laws in so acting. None of the Borrowers is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Each Borrower has all material Operating Licenses required under Applicable Laws to own its assets or conduct its businesses as now conducted and as proposed to be conducted. All such Operating Licenses of the Borrowers are validly issued and in full force and effect, and each Borrower has fulfilled and performed in all material respects its obligations with respect thereto and has full power and authority to operate thereunder.

3.16 Real Property.

3.16.1 The Borrowers do not own any Real Property.

3.16.2 Schedule 3.16 sets forth a complete and correct description of all leases, subleases or licenses of any real property to which any Borrower will be a party immediately after the Closing. The Borrowers have delivered to the Purchaser true, correct and complete copies of the leases listed on Schedule 3.16. No Borrower leases or otherwise holds or uses any other real property. With respect to each such lease:

(a) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or license and, to the Knowledge of the Borrowers, neither the Borrower nor the landlord party to such lease, license or sublease is in material breach or default thereunder; and

(b) no Borrower has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leases, subleases or licenses listed on Schedule 3.16.

3.16.3 No Consent of any party to such lease is required in connection with the consummation of the transactions contemplated by this Agreement, the Note or the other Investment Documents, including, without limitation, the issuance, sale, and delivery of the Note, and no such event shall be prohibited by, or shall constitute a default under, such lease.

3.17 Employee Benefit Plans; ERISA.

3.17.1 Schedule 3.17 sets forth a true, correct and complete list of all Benefit Plans of the Borrowers as of the date hereof;

3.17.2 The Borrowers are in compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder with respect to each Benefit Plan. No fact or situation that would reasonably be expected to result in a Material Adverse Change in the financial condition of any Borrower exists in connection with any Benefit Plan.

3.17.3 All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other Applicable Law have been timely made by the Borrowers and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of the Borrowers under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of each such plan have been recorded on the books of the Borrowers. There is and will be no material liability of any Borrower (i) with respect to any Benefit Plan that has previously been terminated by any Borrower or any predecessor Person under any Multiemployer Plan or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability.

3.17.4 No circumstance exists and no event (including any action or any failure to take any action) has occurred with respect to any Benefit Plan currently or formerly maintained by the Borrowers, or any predecessor Persons, or to which the Borrowers or any predecessor Persons is or has been required to contribute, that could subject the Borrowers to any liability (including any penalty for failure to timely file any required report with any governmental agency) or Lien under ERISA or the Code which would reasonably be expected to have a Material Adverse Effect, nor will the transactions contemplated by this Agreement give rise to any such liability or Lien.

3.18 Taxes.

3.18.1 The Borrowers have each filed within the required time periods (after giving effect to any permitted extensions) all federal, state and other Tax returns required to have been filed by it or them, and have each paid all Taxes which were due and payable by it or them, other than Taxes that are being contested in good faith and for which reserves have been properly established. The federal tax identification number of each Borrower is set forth on Schedule 3.18(a). The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for the current fiscal year.

3.18.2 Other than as set forth on Schedule 3.18(b), the Borrowers have withheld and paid all Taxes required to be withheld and paid by them in connection with amounts paid or owing to any employee, creditor, stockholder, or other third party.

3.18.3 (i) No Borrower has been advised that any Tax returns have been or are being audited by any Governmental Authority, (ii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Borrowers, (iii) there are no actions, suits, proceedings or claims now pending by or against any Borrower in respect of any Taxes or assessments, and (iv) there is no pending or, to the Knowledge of any Borrower, threatened audit or investigation of any Borrower by any Governmental Authority relating to any Taxes or assessments, or any claims for additional Taxes or assessments asserted by any Governmental Authority.

3.18.4 No Borrower is a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.

3.18.5 No Borrower has ever been taxed as an “S” Corporation.

3.19 Title to Property; Liens. Except as set forth on Schedule 3.19, each of the Borrowers has valid and subsisting leasehold interests in all of their respective Real Property, and has good title to or right to use all of the Collateral and all of their respective other Property, tangible and intangible, in each case, free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged all lawful claims (other than those being contested in good faith by appropriate proceedings) which, if unpaid, might become a Lien against any of their respective Properties that is not a Permitted Lien. The Liens granted to the Purchaser under the Collateral Documents are first priority Liens, subject only to Permitted Liens. Each Borrower enjoys quiet possession under all leases to which it is a party as lessee, and all of such leases are valid, subsisting and in full force and effect. None of such leases contain any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision adversely affecting the current and proposed operations of any Borrower. Each Borrower owns or has a valid right to use all assets, properties, rights and Operating Licenses necessary to conduct the Business that is being conducted and as proposed to be conducted by the Borrowers.

3.20 Environmental Matters.

3.20.1 Except as set forth in Schedule 3.20:

(a) Each Environmental Person and each Site is in compliance with all, and no Environmental Person has any liability under, any Environmental Laws, and no Hazardous Materials are being used by any Borrower on any Real Property in violation of any Environmental Law;

(b) No Release has occurred at any Site, and there are no present or past Environmental Conditions in any way relating to any Environmental Person, any Site or the business or operations of any Environmental Person;

(c) No Environmental Person is a “potentially responsible party” within the meaning of CERCLA with respect to any federal, state, local or foreign environmental clean-up site or with respect to investigations or corrective actions under any Environmental Laws for such a clean-up site;

(d) No Environmental Person has received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (A) any Release by any Environmental Person at any Site or other location or (B) any violation of or non-compliance by any Environmental Person with the conditions of any license or permit required under any Environmental Laws or the provisions of any Environmental Laws. No Environmental Person has received notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resources or the environment arising from or relating to any Release, transportation or disposal of any Hazardous Materials; and

(e) Each Environmental Person has furnished all notices and warnings, made all reports and has kept and maintained all records required by, and in material compliance with, all Environmental Laws, including, without limitation, any notices and Consents required under any Environmental Laws in connection with the consummation of the transactions contemplated by the Investment Documents.

3.20.2 Schedule 3.20 sets forth a true, correct and complete list of all environmental site assessments, audits, studies or reports available to the Borrowers relating to any Environmental Condition or relating to the business, condition or operations of all Environmental Persons. The Borrowers have delivered to the Purchaser true, correct and complete copies of all such environmental site assessments, audits, studies or reports.

3.20.3 None of the items set forth on Schedule 3.20 could reasonably be expected to, individually or in the aggregate have a Material Adverse Effect on any Borrower to which such item relates.

3.21 Intellectual Property.

3.21.1 The Borrowers own, license or otherwise possess legally enforceable rights to use all Intellectual Property currently used in the Business or as the Business is proposed to be conducted. Schedule 3.21 contains a true, correct and complete list of (i) all patents, trademarks, trade names, service marks, copyrights and licenses that are owned, used or licensed by the Borrowers, (ii) the registration number, date of registration and jurisdiction of registration thereof, (iii) the name of the registered owner and, if different, the user or users thereof and (iv) any applications for any of the foregoing.

3.21.2 The Borrowers have provided to the Purchaser (i) all material documents, if any, relative to patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks owned by the Borrowers and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which any Borrower is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which any Borrower is a party and pursuant to which any of the Borrowers is authorized to use any third party patents, trademarks or copyrights, including software, or any other third party Intellectual Property (“Third Party Intellectual Property Rights”) which are or are presently expected to be incorporated in, or are or expected to form a part of any existing or proposed product of any Borrower, or which are or are presently expected to be utilized in the development, modification or support of any existing or proposed product of the Borrower.

3.21.3 To the Knowledge of the Borrowers, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property, any trade secret material to any Borrower or any Third Party Intellectual Property Right to the extent licensed by or through any Borrower, by any third party. None of the Borrowers or, to the Knowledge of the Borrowers, any of their respective employees has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

3.21.4 No Borrower is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement currently used in, or material to, the Intellectual Property or Third Party Intellectual Property Rights.

3.21.5 All patents, registered trademarks, service marks and copyrights held by the Borrowers are validly issued and presently subsisting. Since June 1, 2004, no Borrower (i) has been subjected to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary or Intellectual Property right of any third party and (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of the products and services of the Borrowers as currently conducted and proposed to be conducted does not, to the Knowledge of the Borrowers, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

3.21.6 The Borrowers have taken steps which they believe to be sufficient to protect and preserve the confidentiality of all material Intellectual Property not otherwise protected by patents, or patent applications or copyright. All use, disclosure or appropriation by any Borrower of such Intellectual Property owned by any Borrower by or to a third party has been pursuant to written agreements between the Borrowers, respectively, and such third party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. All use, disclosure or appropriation of such Intellectual Property not owned by the Borrowers has been pursuant to binding agreements between the Borrowers, respectively, and the owner of such Intellectual Property, or is otherwise lawful.

3.21.7 Except as set forth on Schedule 3.21, each Borrower’s (i) patents, trademarks and service marks are registered with the U.S. Patent and Trademark Office and (ii) license agreements and similar arrangements relating to its Inventory (A) permit, and do not restrict, the assignment by that Borrower to the Purchaser, or any other Person designated by the Purchaser, of all of that Borrower’s rights, title and interest pertaining to such license agreement or such similar arrangement and (B) would permit the continued use by that Borrower, or the Purchaser or any assignee thereof, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than twelve (12) months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Investment Documents, including without limitation, the exercise by the Purchaser of any of their rights or remedies under Section 11, will not result in the termination or impairment of any Borrower’s ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material

Adverse Effect, (a) no Borrower is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (b) to the Knowledge of each Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

3.21.8 All Intellectual Property is currently in compliance with all applicable legal requirements and no Intellectual Property has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable.

3.21.9 None of Beni Mosenson (a/k/a Benjamin Mosenson and Benjamin Mesenson), Yuri Litinsky, Ilan Mark or Moledet, Kfar Bnei Brith, Moshav Shitufi Paklai Ltd. has transferred any of his or its respective rights in and to the ‘654 Patent to any other Person, and no other Person is entitled to claim any right in and to the ‘654 Patent.

3.22 Labor Relations.

3.22.1 Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.22, each of the Borrowers is in full compliance with the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), all state wage and hour laws and all workers’ compensation laws and other Applicable Laws relating to employment and is not engaged in any unfair labor practice.

3.22.2 There are no labor strikes, lockouts, slowdowns, work stoppage or charges of unfair labor practices, and there are no material labor disputes, grievances, complaints or arbitration proceedings, pending or materially affecting any Borrower nor, to the Knowledge of any Borrower, is there any basis therefor or threat thereof.

3.22.3 Except as set forth in Schedule 3.22, none of the Borrowers is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union or other employee organization, and no labor union or other employee organization has requested or sought to represent any of the employees, representatives or agents of any Borrower.

3.22.4 No Borrower is aware of any labor union or other employee organization activity involving employees of any Borrower.

3.22.5 There are no petitions pending before the National Labor Relations Board in connection with any pending claim for union representation.

3.22.6 There is no fact or circumstance which could, with the passage of time or otherwise, cause this representation and warranty to be no longer true and correct.

3.23 Employment Agreements. Schedule 3.23 sets forth a true, correct and complete list of all employment contracts or agreements, agency, independent contractor and sales representative agreements, golden parachute agreements, change of control agreements and employee-related non-competition and non-solicitation agreements, in each case to which any Borrower is a party. Each Borrower has previously delivered to the Purchaser true, correct and complete copies of all such agreements, including all amendments thereto. Each such agreement is in writing, is a valid and binding agreement enforceable against the respective parties thereto in accordance with its terms, and no Borrower nor any other Person that is a party to any such agreement is in breach of, or in default with respect to, any of its obligations thereunder, nor is any Borrower aware of any facts or circumstances which might give rise to any breach or default thereunder which could reasonably be expected to have a Material Adverse Effect.

3.24 Employees and Contractors. Attached hereto as Schedule 3.24 is a list of the names, current annual rates of salary, accrued vacation times, date of hire and location of all the present employees and contractors of each Borrower who provide services in connection with Business of the Borrowers. Except as set forth on Schedule 3.24, none of such persons has received an increase in salary or other compensation from any Borrower since September 30, 2008, other than a standard annual increase consistent with past practice. Except as set forth on Schedule 3.24, there are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of any Borrower not terminable on thirty (30) days’ notice. To the Knowledge of the Borrowers, no employee or contractor is in violation of any of its obligations to, or any employment agreement with, a prior employer. No key employee or contractor of any Borrower has left such Borrower since September 30, 2008, and no current key employee or contractor has notified any Borrower of any present or future intention to terminate his or her employment with such Borrower. The Borrowers have made available to the Purchaser true and correct copies of all performance reviews conducted of its executive officers.

3.25 Employment Matters. The Borrowers are in compliance in all material respects with all provisions of Applicable Laws pertaining to the employment and termination of employees, the hiring and termination of contractors, and the immigration of foreign nationals, and no Borrower is a party to any action, lawsuit, complaint or proceeding involving a violation or alleged violation of any Applicable Laws. Except as set forth on Schedule 3.25 hereto, no employee, contractor or Governmental Authority has brought or threatened an action, claim, lawsuit or proceeding against any Borrower with respect to any matter arising out of, relating to or in connection with such employee’s or contractor’s employment by any Borrower.

3.26 Insurance. Schedule 3.26 sets forth a true and complete list of all liability and other insurance coverage (including, without limitation, product liability and product recall insurance) insuring each Borrower against losses arising out of or related to their respective businesses, which list accurately describes the coverage carried and the expiration dates of such policies. Each Borrower is covered by insurance in scope and amount customary and reasonable for the business in which they are engaged and will be so covered after consummation of the transactions contemplated hereby and under the Agreement. The insurance policies listed on Schedule 3.26 constitute insurance protection against liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type. All such policies are in full force and effect.

3.27 Business Relationships.

3.27.1 Except as set forth on Schedule 3.27, after giving effect to the consummation of the transactions contemplated hereby, there exists no actual or, to the Knowledge of any Borrower, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship proposed to be conducted by any Borrower with any material customers of any Borrower, and to the Knowledge of the Borrowers there exists no present condition or state of facts or circumstances which could materially and adversely affect the Borrowers or prevent the Borrowers from conducting business with their respective material suppliers and customers after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has been heretofore conducted.

3.27.2 To the Knowledge of the Borrowers, no Borrower and no officer, agent, employee or other Person acting on behalf of any Borrower has, directly or indirectly, (i) used any corporate fund for unlawful contributions, unlawful gifts or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) established or maintained any unlawful or unrecorded records, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or other payment of a similar or comparable nature, to any Person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. No Borrower has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential clients or customers.

3.28 Solvency. After giving effect to the consummation of the transactions contemplated hereby, the Borrowers will be Solvent on a consolidated basis. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the other Investment Documents with the intent to hinder, delay or defraud either present or future creditors of each Borrower.

3.29 Depository and Other Accounts. Schedule 3.29 sets forth a true and complete list of all banks and other financial institutions and depositories at which the Borrowers maintain, or will maintain, deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Borrowers are deposited from time to time. Schedule 3.29 correctly identifies the name and address of each such bank, financial institution and depository, the name in which each account is held, and the account number for each such account. The Borrowers will notify the Purchaser and supplement Schedule 3.29 as new accounts are established within five (5) Business Days thereof.

3.30 Brokers; Certain Expenses. Except as set forth in Schedule 3.30 or with respect to the Purchaser, no Borrower nor any Affiliate of any Borrower has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other Investment Document or any of the transactions contemplated hereby or thereby. Immediately upon the Closing of the transactions contemplated hereby, no

Borrower nor any Affiliate of any Borrower is bound by any agreement or commitment for the provision of commercial or investment banking or financial advisory services with respect to any mergers, acquisitions, advisory service, recapitalization, issuance of debt or equity securities or other capital or financing transactions involving any Borrower.

3.31 No Event of Default. No event has occurred and no condition exists that would upon or after execution of this Agreement and the other Investment Documents constitute a “Default” or an “Event of Default” under this Agreement, the Note, the Warrant, the other Investment Documents or any Other Debt Document. Except as set forth on Schedule 3.31, after giving effect to the transactions contemplated by this Agreement, no Borrower is in default in (and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person.

3.32 Financial Sophistication. Each of the Borrowers, by reason of its own business and financial experience or that of its professional advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of issuing the Note, as applicable, and has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

3.33 Equipment and Other Personal Property. The Equipment and other personal property of the Borrowers is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain the same could not reasonably be expected to have a Material Adverse Effect. No Borrower will permit any Equipment or other personal property to become affixed to any Real Property leased to any Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such Real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to the Purchaser, and no Borrower will permit any of the Equipment or other personal property to become an accession to any personal Property other than Equipment or other personal property that is subject to first priority Liens (except for Permitted Liens) in favor of the Purchaser.

3.34 Inventory. After considering reserves, all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the business of the Borrowers consistent with past practice (“Inventory”) (a) was acquired in the ordinary course of business, (b) is of good and merchantable quality, and (c) consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business. No Borrower is under any liability or obligation with respect to the return of inventory in the possession of distributors, wholesalers, retailers or other customers in excess of established reserves. Except as set forth on Schedule 3.34, no Borrower holds any Inventory on consignment, or holds title to or ownership of any Inventory in the possession of others.

3.35 Accounts. All Accounts of the Borrowers represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. No counterclaims or offsetting claims with respect to presently outstanding Accounts are pending or threatened and such Accounts are fully collectible in their stated amount, net of applicable reserves for bad debt. No part of the Accounts is contingent upon performance by the Borrowers or any other party of any obligation, and no agreements for deductions or discounts have been made with respect to any part of the Accounts. No portion of the Accounts represents amounts due for goods consigned by any Borrower and no agreements have been made allowing for the return of goods represented by the Accounts, or any portion thereof.

3.36 Disclosure.

3.36.1 No representation, warranty or other statement of any Borrower contained in this Agreement and the Disclosure Schedules, taken as a whole, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

3.36.2 There are no facts or circumstances existing which could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

3.37 Projections. The latest assumptions underlying all Projections, furnished by or on behalf of any Borrower, to the Purchaser prior to the date hereof (i) were made in good faith and (ii) are reasonable under the circumstances. No Borrower is aware of any facts or information that would lead it to believe that such projections are materially incorrect or misleading (affirmatively or by omission) in any respect.

All representations and warranties of the Borrowers contained in this Agreement or any of the other Investment Documents (other than Section 3.37) shall survive the execution, delivery and acceptance thereof by the Purchaser and the Closing through the indefeasible payment in full of the Note and the PIK Notes. The representation and warranty set forth in Section 3.37 shall expire and be of no further force and effect at Closing. The Borrowers’ representations and warranties herein (including as made or qualified in the Schedules hereto) are made by the respective Borrowers in a corporate capacity, without personal liability to the Borrowers’ directors or officers, or the Borrowers’ signatories, other than with respect to fraudulent or criminal activity with respect to the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Borrowers as follows:

4.1 Organization and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Corporate or Other Power. The Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each other Investment Documents to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each of the other Investment Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, at the Closing, each of the other Investment Documents will be duly executed and delivered by the Purchaser to the extent that it is a party thereto. This Agreement is, and each other Investment Document will at the Closing be, a legal, valid and binding obligation of the Purchaser to the extent that it is a party thereto, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4 Financial Sophistication. The Purchaser, by reason of its own business and financial experience or that of its professional advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of investing in the Note and has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

5.	CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated hereby, including, without limitation, to purchase the Note as provided herein, are subject to the satisfaction, prior to or at the Closing, of the conditions set forth in this Section 5; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Purchaser in its sole and absolute discretion:

5.1 Representations and Warranties; No Default. Each representation and warranty made by the Borrowers in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifiers) as of the date made and as of the Closing Date, with the same effect as if made on and as of the Closing Date. Each of the covenants, agreements and obligations of the Borrowers under this Agreement to be performed or satisfied by it or them on or prior to the Closing Date shall have been performed or satisfied by it or them on or before the date hereof. No Default or Event of Default shall exist as of the Closing or result from the execution and delivery of this Agreement or any other Investment Document or the issuance, sale, and delivery of the Note or the consummation of the other transactions contemplated by this Agreement. The Borrowers shall each have delivered to the Purchaser an officers’ certificate, signed by the Chief Executive Officer or the Chief Financial Officer of each Borrower, respectively, dated as of the Closing Date, on behalf of each Borrower, to such effect and to the effect that each of the conditions set forth in this Section 5 have been satisfied and fulfilled.

5.2 Purchase Permitted By Applicable Laws; No Conflicts. The consummation of the transactions contemplated by this Agreement or the other Investment Documents shall not be prohibited by or violate, result in a breach, default or adverse change of the rights of the parties under any Applicable Laws or Material Contract and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal securities and state securities or “blue sky” laws.

5.3 No Injunction, Order or Suit. There shall not have been issued any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by this Agreement or the other Investment Documents, and there shall not be any action, suit, proceeding or investigation pending or, to the Knowledge of the Borrowers, threatened that (a) draws into question the validity, legality or enforceability of this Agreement or the other Investment Documents or the consummation of the transactions contemplated hereby or thereby or (b) might result, in the judgment of the Purchaser, (i) in the imposition of a penalty if any Investment Document was delivered as contemplated hereunder or (ii) in any Material Adverse Change.

5.4 Delivery of Certain Closing Documents. The Borrowers shall have delivered to the Purchaser the following closing documents, each dated as of the Closing Date and in form and substance satisfactory to the Purchaser in its sole and absolute discretion:

5.4.1 This Agreement, duly executed by the Borrowers together with the exhibits and Disclosure Schedules;

5.4.2 The Note duly executed by the Borrowers;

5.4.3 The Collateral Documents described in Section 7, duly executed by the Borrowers;

5.4.4 The Investment Monitoring Agreement, duly executed by the Borrowers;

5.4.5 A compliance certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Borrowers, certifying on behalf of the Borrowers that he or she has reviewed this Agreement and the other Investment Documents and that, since September 30, 2008 or as set forth on the Schedules to this Agreement (i) no event or condition has occurred or is existing that could have a Material Adverse Effect on the Borrowers or any of its Subsidiaries, (ii) to the best of such officer’s Knowledge, there has been no material adverse change in the industry in which Borrowers or any of its Subsidiaries operates, (iii) no litigation or other action before any Governmental Authority has been commenced that, if successful, reasonably could have a Material Adverse Effect on Borrowers or any of its Subsidiaries, as the case may be, or reasonably could challenge or materially delay the consummation of any of the transactions contemplated by this Agreement or any other Investment Document, and (iv) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in the assets of Borrowers or any of its Subsidiaries that is not set forth or fairly disclosed in the Financial Statements;

5.4.6 A Stockholder Consent duly executed by the holders of at least sixty-six percent (66%) of each class of preferred stock of Caprius outstanding immediately prior to the Closing;

5.4.7 A payoff letter duly executed by Special Situations Private Equity Fund, L.P.;

5.4.8 Evidence, in form and substance satisfactory to the Purchaser, that the Liens described on Schedule 5.4(h) have been released and terminated as of record;

5.4.9 Evidence, satisfactory to the Purchaser in its sole and absolute discretion, that all right, title and interest in and to the ‘391 Patent shall have been transferred and assigned to M.C.M.;

5.4.10 An opinion of counsel to the Borrowers, in form and substance satisfactory to the Purchaser in its sole and absolute discretion, which shall include, without limitation, an opinion that the Borrower has a first priority perfected security interest in the Collateral;

5.4.11 Releases of the security agreements currently of record at the United States Patent and Trademark Office (other than any such documents in favor of the Purchaser);

5.4.12 Evidence, in form and substance satisfactory to the Purchaser, that the assignments of the ‘654 Patent by each of Beni Mosenson (a/k/a Benjamin Mosenson and Benjamin Mesenson) and Moledet, Kfar Bnei Brith, Moshav Shitufi Paklai Ltd. to M.C.M. Israel have been duly recorded in the United States Patent and Trademark Office;

5.4.13 Documents, satisfactory to the Purchaser in its sole and absolute discretion, whereby each of Yuri Litinsky and Ilan Mark (a) disclaim any inventorship in any invention described or claimed in the ‘654 Patent and (b) disclaim any ownership interest in or to the ‘654 Patent; and

5.4.14 Such other documents as the Purchaser may reasonably request.

5.5 Delivery of Corporate Documents. The Borrowers shall have delivered to the Purchaser the following for each Borrower:

5.5.1 Copies of its Charter Documents as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;

5.5.2 A good standing certificate (or foreign qualification certificate), issued by the jurisdiction of its incorporation or organization, dated as of the most recent practicable date prior to the Closing Date;

5.5.3 Good standing certificates (or foreign qualification certificates) from each jurisdiction in which it is required to be qualified to transact business as a foreign corporation or other entity, in each case dated as of the most recent practicable date prior to the Closing Date;

5.5.4 Resolutions or consents of (i) its Board of Directors, (ii) the holders of more than 66% of the outstanding shares of each series of preferred stock of Caprius, and (iii) the stockholder of M.C.M. Israel, and copies of any actions taken by written consent by any such board of directors or stockholders without a meeting), approving and authorizing the execution, delivery and performance of this Agreement and the other Investment Documents to which it is a party, and, to the extent applicable, approving and authorizing the issuance, sale, and delivery of the Note, certified by its Secretary as being in full force and effect as of the Closing Date;

5.5.5 Incumbency certificates of its officers who are authorized to execute, deliver and perform this Agreement, the other Investment Documents and any other agreements, instruments, certificate or other documents required to be executed by it in connection herewith; and

5.5.6 Such other documents as the Purchaser may reasonably request.

5.6 Insurance. The Borrowers shall have delivered to the Purchaser certificates of liability insurance, including coverage for property damage and general liability, with respect to the insurance policies maintained by the Borrowers as of the Closing Date, together with additional insured and loss payee endorsements in favor of the Purchaser on behalf of the Purchaser, all in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

5.7 Third-Party Consents. The Borrowers shall have obtained any Consents required to be obtained from all Governmental Authorities and other Persons in connection with the transactions contemplated by this Agreement (including, without limitation, the Consents listed on Schedule 3.6), and the Purchaser shall have approved the terms and conditions thereof, and all applicable waiting periods shall have expired.

5.8 Financial Statements. The Purchaser shall have received and been satisfied with its review of the Financial Statements.

5.9 Due Diligence; Environmental Investigations. The Purchaser shall have completed its due diligence investigation of the Borrowers and their Affiliates to the sole satisfaction of the Purchaser.

5.10 No Material Adverse Change. No Material Adverse Change that, taken as a whole, calls into question either the Projections provided to the Purchaser or the long-term prospects of the Borrowers shall have occurred in the sole judgment of the Purchaser since September 30, 2008.

5.11 No Change in the Markets. No change or disruption in the financial and capital markets that could affect the purchase of the Note shall have occurred.

5.12 Disclosure. The Purchaser shall not have become aware of any facts or circumstances which are materially and adversely inconsistent with any projections, information or matters disclosed to the Purchaser in connection with the purchase of the Note.

5.13 Proceedings Satisfactory. All proceedings taken prior to or at the Closing in connection with the issuance, sale, and delivery of the Note and the consummation of the other transactions contemplated hereby, and all papers and other documents relating thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received copies of such documents and papers, all in form and substance reasonably satisfactory to the Purchaser and its counsel, all such documents, where appropriate, to be counterpart originals and/or certified by proper authorities, corporate officials and other Persons. Without limiting the generality of the foregoing, the Borrowers shall have made such arrangements as may be requested by the Purchaser to ensure that Advances are applied only in the manner set forth in the Initial Approved Budget or the Subsequent Approved Budget, as applicable.

6.	POST-CLOSING OBLIGATIONS OF THE BORROWERS

6.1 Patents.

6.1.1 So long as the right to obtain patent protection has not been lost as of thirty (30) days after the Closing Date, the Borrowers shall timely prepare and file applications for patents on three improvements on the M.C.M. technology identified as (i) e-Link, (ii) active recipe management, and, (iii) mobile medical waste treatment system for use at sea. For the purposes hereof the term “timely” means prior to the one (1) year anniversary of the first sale, offer for sale or public use of each of the three improvements, respectively.

6.1.2 Within forty-five (45) days after the Closing Date, the Borrowers shall deliver to the Purchaser:

(a) Upon the fulfillment of the obligation set forth in Section 6.6, an executed assignment of all right, title and interest in and to the ‘654 Patent owned by M.C.M Israel to M.C.M. in substantially the form attached hereto as Exhibit B; and

(b) An executed Patent Security Agreement covering the ‘654 Patent.

6.2 Other Collateral Documents. The Borrowers shall cooperate with the Purchaser to promptly execute and deliver such other Collateral Documents and documents relating to the Collateral (including deposit account control agreements, Intellectual Property security agreements and landlord waivers) as the Purchaser may request in form and substance acceptable to the Purchaser in its sole and absolute discretion.

6.3 Warrant. Within ninety (90) days after the Closing Date, Caprius shall (a) issue to the Purchaser a warrant (the “Warrant”) to purchase 40% of the outstanding capital stock of Caprius on a Fully Diluted Basis and (b) amend Caprius’ Charter Documents to provide sufficient authorized but unissued shares of Common Stock to be reserved for issuance upon the exercise of the Warrant, such Common Stock to be registered under the Securities Act promptly, but in no event later than two hundred ten (210) days after the Warrant is issued. Caprius shall take all such actions as are necessary or requested by the Purchaser in connection with the foregoing, all in form and substance satisfactory to the Purchaser in its sole and absolute discretion, including executing and delivering, and causing the stockholders of Caprius to execute and deliver, a registration rights agreement and an investor rights agreement in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

6.4 Sassoon Settlement Amount.

6.4.1 On or prior to the payment date set forth therein, but in no event later than October 23, 2009, the Borrowers shall pay the Sassoon Settlement Amount pursuant to the terms of the amended Sassoon Settlement Agreement.

6.4.2 Immediately upon payment of the Sassoon Settlement Amount pursuant to the terms of the Sassoon Settlement Agreement, the Borrowers shall cause all shares of common stock of any of the Borrowers or M.C.M. UK in the possession of the Sassoon Parties or any of their respective agents (as defined, and as further described, in the Sassoon Settlement Agreement), and all ownership and other interests therein, to be transferred and assigned to the Borrowers.

6.5 Payroll Taxes. Within three (3) Business Days after the Closing Date, the Borrowers shall pay all taxes set forth on Schedule 3.18(b) to its payroll agent.

6.6 Consent of the Office of the Chief Scientist. Within forty-five (45) days after the Closing Date, the Borrowers shall have delivered to the Purchaser the Consent of the Office of the Chief Scientist.

6.7 Morgan Employment Agreement. Within thirty (30) days after the Closing Date, the Borrowers shall have delivered to the Purchaser an Employment Agreement, duly executed by Caprius and Dwight Morgan.

6.8 A.G.M. Tefen Liens. Within forty-five (45) days after the Closing Date, the Borrowers shall have caused the Liens of A.G.M. Tefen Ltd. against M.C.M. Israel to have been released and terminated as of record.

6.9 Deposit Account Control Agreements. Within forty-five (45) days after the Closing Date, the Borrowers shall have delivered to the Purchaser deposit account control agreements, in form and substance satisfactory to the Purchaser in its sole and absolute discretion, with respect to the deposit accounts listed on Schedule 3.29 duly executed by the Borrowers and the applicable depositary bank(s).

7.	ACTIONS AND DOCUMENTS RELATING TO THE COLLATERAL

On or prior to the Closing Date, the Purchaser shall have received the following in form and substance reasonably satisfactory to them:

7.1.1 The Security Agreement and the Pledge Agreement, each duly executed by the Borrowers, together with the exhibits and schedules thereto;

7.1.2 A Patent Security Agreement, duly executed by M.C.M., covering the ‘391 Patent;

7.1.3 UCC-1 Financing Statements or any amendments thereof, naming the Borrowers as debtors, duly authorized by the Borrowers, as requested by the Purchaser;

7.1.4 Evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Purchaser, a perfected first priority Lien on the Collateral (subject only to Permitted Liens), and filing of completed UCC financing statements, in each case, in the appropriate governmental offices;

7.1.5 Evidence that no Liens on the Collateral exist other than the Permitted Liens and the Liens created by the execution of the Investment Documents, such evidence including, without limitation, the results of searches conducted in the UCC filing records in each of the governmental offices in which UCC financing statements have been, or shall be, filed;

7.1.6 Evidence reasonably satisfactory to the Purchaser that each of the conditions precedent in the Collateral Documents shall have been satisfied.

8.	INDEMNIFICATION; FEES AND EXPENSES

8.1 Transfer Taxes. The Borrowers shall pay all present or future stamp, documentary, excise, property, transfer and other similar Taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement, any payment made hereunder, or the issuance, sale, and delivery of the Note and shall hold harmless the Purchaser from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes.

8.2 Losses.

8.2.1 Whether or not the transactions contemplated by this Agreement are consummated, the Borrowers shall jointly and severally indemnify, defend and save and hold harmless the Purchaser and its respective Affiliates, and their respective employees, partners, members, managers, principals, officers, directors, representatives, agents, attorneys, successors and assigns (the “Indemnified Parties”), from and against, and shall pay on demand, any and all losses, claims, damages, liabilities, judgments, expenses and costs, including, without limitation, attorneys’ fees, costs and expenses and other fees, costs and expenses incurred in, and the costs of preparing for, investigating or defending any matter (collectively, “Losses”), incurred by or asserted or awarded against such Indemnified Party in connection with, by reason of, or arising from:

(a) The breach by any Borrower of any representation or warranty set forth in this Agreement or any other Investment Document (or any other document or instrument executed herewith or pursuant hereto);

(b) The failure of any Borrower to fulfill any of its covenants, agreements or undertakings under this Agreement or any other Investment Document (or any other document or instrument executed herewith or pursuant hereto); or

(c) Any third party actions, suits, proceedings or claims brought against any Indemnified Party in connection with, arising out of or with respect to (A) any other matters arising out of or in connection with the transactions contemplated by this Agreement, the Note or any other Investment Document or the Collateral or (B) the business, operations or affairs of the Borrowers (including, without limitation, any litigation in which any Borrower is involved); provided, however, that no Borrower shall have any liability to any Indemnified Party for any Loss to the extent that such Loss has been caused by such Indemnified Party’s willful misconduct or gross negligence.

8.2.2 The Borrowers shall either pay directly all Losses which they are required to pay hereunder or reimburse any Indemnified Party within ten (10) days after any written request for such payment. The obligations of the Borrowers to the Indemnified Parties under this Section 8 shall be separate obligations to each Indemnified Party, and the liability of the Borrowers to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder.

8.2.3 The obligations of the Borrowers to the Indemnified Parties under this Section 8 shall survive (i) the repayment of the Note and any PIK Notes issued or deemed issued thereunder (whether at maturity, by prepayment or acceleration or otherwise), (ii) any transfer of the Note (or PIK Notes) or any interest therein and (iii) the termination of this Agreement or any other Investment Document.

8.3 Indemnification Procedures. Any Person entitled to indemnification under this Section 8 shall (i) give prompt written notice to the Borrowers of any claim with respect to which it is entitled to seek indemnification (provided that the failure to so notify any Borrower shall not relieve any Borrower from any liability which it may have under this Section 8 except to the extent that the Borrower is materially prejudiced by such failure) and (ii) permit the Borrowers (or any of them) to assume the defense of such claim with counsel selected by the Borrowers and reasonably acceptable to the applicable Indemnified Party; provided, however, that any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim and the fees, costs and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) any Borrower has agreed to pay such fees, costs or expenses, (b) the Borrowers have failed to notify the applicable Indemnified Party in writing within ten (10) days of its receipt of such written notice claiming a right to be indemnified that it will assume the defense of such claim and employ counsel reasonably acceptable to the applicable Indemnified Party, or (c) a conflict of interest exists between the applicable Indemnified Party, on the one hand, and the Borrowers, on the other hand, with respect to such claims (in which case, if the applicable Indemnified Party notifies the Borrowers in writing that such Indemnified Party elects to employ separate counsel at the expense of the Borrowers, the Borrowers shall not have the right to assume the defense of such claim on behalf of such Indemnified Party). The Borrowers will not be subject to any liability for any settlement made without their respective consent (but such consent may not be unreasonably conditioned, delayed or withheld). No Indemnified Party may, without the consent of the applicable Borrowers (which consent will not be unreasonably conditioned, delayed or withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Borrowers of a release from all liability in respect of such claim or litigation.

8.4 Contribution. If the indemnification provided for in this Section 8 is unavailable to the Purchaser or any other Indemnified Party in respect of any Losses, then the Borrowers, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Borrowers on the one hand, and the applicable Indemnified Party, on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Borrowers, on the one hand, and such Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, any of the Borrowers or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

9.	AFFIRMATIVE COVENANTS

As long as the Note or any PIK Note remains outstanding, each Borrower covenants and agrees as follows:

9.1 Payment of Note and Other Obligations. The Borrowers shall fully and timely pay all Obligations owing pursuant to the terms of this Agreement, the Note or any PIK Note (including, without limitation, all principal thereof, premium, if any, and interest thereon) and the other Investment Documents to which they are parties, in each case on the dates and in the manner provided for herein and therein.

9.2 Performance of Investment Documents. The Borrowers shall perform, comply with and observe all of their obligations under this Agreement, the Note, any PIK Note and each other Investment Document.

9.3 Notices. The Borrowers shall promptly notify the Purchaser in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Investment Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, the Borrowers agree to provide the Purchaser with (i) ten (10) Business Days’ prior written notice of (A) any change in the legal name or jurisdiction of organization or incorporation of any Borrower, (B) the adoption by any Borrower of any new fictitious name or tradename and (C) any change in the chief executive office of any Borrower, (ii) prompt written notice of any material change in the information disclosed in any schedule or exhibit hereto and (iii) as soon as possible (and in any event within two (2) Business Days) after any Borrower obtains Knowledge thereof, written notice of (A) the occurrence of any event, act, development or condition which constitutes a Default or Event of Default or any “default” or “event of default” under the terms of any Other Debt Documents; (B) the commencement of any litigation against any Borrower involving an amount in excess of $50,000 or any investigation or other proceeding of any Governmental Authority against any Borrower; (C) any other event or development that has resulted in or which could reasonably be expected to have a Material Adverse Effect; or (D) any Judgment, Tax Lien or regulatory action incurred by or entered against any Borrower. Each such notice shall specify in reasonable detail the nature of the event, act, condition, Default, Event of Default, default, event of default, litigation or investigation or other proceeding and what action the Borrower or any other Person is taking or proposes to take to cure the same.

9.4 Books and Records; Financial Statements. The Borrowers shall keep adequate records and books of account with respect to their respective business activities in which proper entries are made in accordance with customary accounting practices reflecting all their respective financial transactions; and cause to be prepared and furnished to the Purchaser, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless the Borrowers’ certified public accountants concur in any change therein and such change is disclosed to the Purchaser and is consistent with GAAP:

9.4.1 As soon as available, and in no event later than one hundred twenty (120) days after the end of each Fiscal Year, an audited consolidated balance sheet of the Borrowers as of the end of such Fiscal Year, and related audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrowers for such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion (the “Audit Report”), prepared in accordance with generally accepted auditing standards, by Marcum LLP (or such other firm of independent certified public accountants selected by the Borrowers and reasonably acceptable to the Purchaser) (which opinion shall provide that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP, and which opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of the Borrowers or otherwise qualified in any respect);

9.4.2 Promptly (and in any event not later than five (5) Business Days) after the issuance of any Audit Report, or series of Audit Reports, a copy (or copies) of such Audit Report(s) (or written summaries of any substantially similar oral reports(s));

9.4.3 Prior to the beginning of each Fiscal Year, a copy of the internal financial projections of the Borrowers for such Fiscal Year (the “Annual Financial Projections”), prepared on a monthly basis and in reasonable detail, which shall include the following: (i) a balance sheet, income statement and cash flow statement for each month of such Fiscal Year; (ii) a capital expenditures budget; (iii) an explanation in reasonable detail of all material changes proposed for the business and its personnel and facilities; (iv) an explanation in reasonable detail of all material assumptions underlying such financial projections, which assumptions shall be believed by the Borrowers to be reasonable; (v) a description of the opportunities to be pursued during such Fiscal Year; and (vi) a description of any incentive compensation expected to be paid to senior management;

9.4.4 Within five (5) Business Days after it is prepared, and in no event later than thirty (30) days after the last day of each calendar month, a monthly financial package for such month (the “Monthly Reporting Package”), all in reasonable detail and prepared in accordance with GAAP, consisting of at least the following:

(a) an income statement for such month on a consolidated and consolidating basis and by division, with comparative information for the applicable Annual Financial Projections and the same month during the immediately preceding Fiscal Year;

(b) a year-to-date income statement for such month on a consolidated and consolidating basis and by division, with comparative information for the applicable Annual Financial Projections and the same year-to-date month during the immediately preceding Fiscal Year;

(c) a cash flow statement for such month, with comparative information for the applicable Annual Financial Projections and the same month during the immediately preceding Fiscal Year;

(d) a year-to-date cash flow statement for such month, with comparative information for the applicable Annual Financial Projections and the same year-to-date period during the immediately preceding Fiscal Year;

(e) a balance sheet as at the end of such month on a consolidated and consolidating basis, with comparative information for the applicable Annual Financial Projections and as at the end of the same month during the immediately preceding Fiscal Year; and

(f) other information, as may be reasonably requested by the Purchaser, to monitor mutually agreeable critical success factors of the Borrowers that need to be achieved in order for the Borrowers to meet the financial projections;

9.4.5 [Reserved];

9.4.6 Promptly upon request (and in any event not later than five (5) Business Days thereafter), such other notices and other information (whether or not in the possession of third parties) concerning the business, operations, financial condition, or affairs of the Borrowers or their Affiliates as the Purchaser may from time to time reasonably request.

Concurrently with the delivery of the financial statements described in Section 9.4.1, the Borrowers shall forward to the Purchaser a copy of any accountants’ letter to the management of the Borrowers that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to the Purchaser a certificate of the aforesaid certified public accountants certifying to the Purchaser that, based upon their examination of the financial statements of the Borrowers performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to the Purchaser, that they are aware that the Purchaser is relying on such financial statements in making decisions with respect to the Note.

9.5 Guarantor Financial Statements. The Borrowers shall deliver or cause to be delivered to the Purchaser financial statements for each Person that, following the Closing Date, guarantees any Obligations of the Borrowers (to the extent not delivered pursuant to Section 9.4 hereof) in form and substance satisfactory to the Purchaser at such intervals and covering such time periods as the Purchaser may request.

9.6 Landlord, Distributor and Storage Agreements. The Borrowers shall provide the Purchaser with copies of all agreements between any Borrower and any landlord, distributor or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

9.7 Subsidiaries. Subject to Section 10.12, promptly upon the creation or acquisition of each new Subsidiary, the Borrowers shall cause such Subsidiary to execute and deliver to the Purchaser a Guaranty and a security agreement (or agreements) pursuant to which such Subsidiary jointly and severally guaranties the payment of all Obligations and grants to the Purchaser a first priority Lien (subject only to Permitted Liens) on all of its Properties. Additionally, any Borrower that directly owns equity interests in such Subsidiary shall execute and deliver to the Purchaser a pledge agreement pursuant to which such Borrower shall grant to the Purchaser a first-priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding securities of each such Subsidiary. Within five (5) days after the date such Subsidiary becomes a Subsidiary, the Borrowers shall cause such Subsidiary to have executed (if necessary) and filed any UCC-1 financing statements furnished by the Purchaser in each jurisdiction in which such filing is necessary to perfect the security interest of the Purchaser in the Collateral of such Subsidiary and in which the Purchaser requests that such filing be made. Additionally, the Borrowers and such Subsidiary shall have executed and delivered to the Purchaser such other items as reasonably requested by the Purchaser in connection with the foregoing, including resolutions, incumbency and officers’ certificates, opinions of counsel, search reports and other certificates and documents.

9.8 Compliance with Laws; Consents. The Borrowers shall comply in all respects with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), the reasonable corporate conduct and business ethics policies of its significant customers, and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound in each case, to the extent that the failure to so comply would reasonably be expected to have a Material Adverse Effect as to the Borrowers. Each Borrower shall obtain and maintain all material licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the Investment Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

9.9 Legal Existence. Each Borrower shall, subject to Section 10.1, maintain and preserve its legal existence, its material Operating Licenses and its other material rights to transact business in each jurisdiction where transacting business or its properties are located and all other material rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties.

9.10 Maintenance of Properties. Each Borrower shall maintain and preserve all of its Properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted.

9.11 Insurance. The Borrowers shall carry and maintain in full force and effect, at their own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where any Borrower operates, including product liability, comprehensive general liability, fire, extended coverage, business interruption, public liability, property damage, workers’ compensation and directors and officers liability insurance. Insurance on the Collateral shall name the Purchaser as additional insured and as additional loss payee. In the event that a Borrower receives proceeds of insurance with respect to any loss or destruction of Equipment, Inventory or Real Property or business interruption, then (i) the Borrowers shall first use such proceeds to replace or repair the damaged Collateral and (ii) the balance of such proceeds shall be applied to repay the Note. Upon the request of the Purchaser, each Borrower shall furnish the Purchaser from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Each Borrower shall also furnish to the Purchaser from time to time upon the request of the Purchaser a certificate of its insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this Section. All insurance policies required under this Section shall provide that they shall not be terminated or canceled nor shall any such policy be materially changed without at least thirty (30) days’ prior written notice to the Borrowers and the Purchaser. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Purchaser to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 9.11 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrowers.

9.12 Payment of Obligations. Each of the Borrowers shall pay and discharge (i) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of any Borrower, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, (ii) all lawful claims (other than those being contested in good faith by appropriate proceedings) which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien, and (iii) subject to the terms of this Agreement and the terms of any applicable subordination or intercreditor agreement, all Indebtedness, as and when due and payable.

9.13 Compliance with Material Contracts. Each Borrower shall perform, comply with and observe all material terms and provisions of each of its Material Contracts to be performed, complied with or observed by it, maintain each of its Material Contracts in full force and effect and enforce each of its Material Contracts in accordance with its terms.

9.14 Environmental Matters. The Borrowers shall, upon becoming aware of the presence of any Hazardous Substance in violation of any Environmental Laws or the existence of any environmental liability under applicable Environmental Laws with respect to the Premises, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of the Premises, including all removal, containment and remedial actions, and restore the Premises to a condition in compliance with applicable Environmental Laws.

9.15 Future Information. All data, certificates, reports, statements, documents and other information furnished to the Purchaser by or on behalf of the Borrowers, any of their respective representatives or agents in connection with this Agreement, the other Investment Documents or the transactions contemplated hereby and thereby, at the time the information is so furnished, taken as a whole, shall not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Purchaser sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

9.16 Further Assurances. Promptly after request by the Purchaser, from time to time after the date hereof, each of the Borrowers shall execute and deliver, and shall use reasonable efforts to cause any other Persons who are required to give their Consent to execute and deliver, such instruments, certificates and documents, and will take all such reasonable actions, for the purposes of implementing or effectuating the provisions of this Agreement, the Note, the Warrant and the other Investment Documents. Upon exercise by the Purchaser of any power, right, privilege or remedy pursuant to this Agreement or any other Investment Document which requires any Consent, each of the Borrowers will execute and deliver, and shall use reasonable efforts to cause any other Persons to execute and deliver, all applications, certifications, instruments and other documents and papers that may be reasonably required to be obtained for such Consent. Promptly upon reasonable request by the Purchaser, each of the Borrowers shall correct any material defect or error that may exist or be discovered in this Agreement, the Note, the Warrant or any other Investment Document or in the execution, acknowledgment, filing or recordation thereof. Promptly upon reasonable request by the Purchaser, each of the Borrowers shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, notices of assignment, transfers, certificates, assurances and other instruments as the Purchaser may require from time to time in order to (i) carry out more effectively the purposes of the Investment Documents, (ii) to the fullest extent permitted by applicable law, subject each Borrowers’ Properties to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the rights granted or now or hereafter intended to be granted to the Purchaser under any Investment Document or under any other instrument executed in connection with any Investment Document to which any Borrower is to be a party.

9.17 Management by Key Management Personnel. The Borrowers shall use commercially reasonable efforts to retain Dwight Morgan as the Chief Executive Officer of the Borrowers (or in such other position with the Borrowers as shall be approved by the Purchaser)

(the “Key Management Personnel”) on a full time basis (or consistent with current levels). The Borrowers shall not hire, terminate or otherwise replace any Key Management Personnel without the prior approval of the Purchaser, which approval shall not be unreasonably withheld, other than termination for “Cause” under the terms of the applicable Employment Agreement.

9.18 Legal and Capital Structure. The Borrowers shall promptly take all such actions necessary to cause an increase in the authorized number of shares of Common Stock of Caprius to an amount satisfactory to the Purchaser in its sole and absolute discretion.

9.19 Purchaser Costs, Fees and Expenses. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of the Purchaser regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Purchaser, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Investment Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Investment Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Purchaser rights under this Agreement or the other Investment Documents, (d) the filing of any petition, complaint, answer, motion or other pleading by the Purchaser, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Investment Document, (e) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Investment Document, (f) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Investment Document, (g) any attempt to collect from any Borrower, (h) all liabilities and costs arising from or in connection with the past, present or future operations of any Borrower involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Environmental Conditions, (i) any liabilities, costs, fees, fines, penalties or other obligations incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Borrower, or (j) the receipt by the Purchaser of any advice from professionals with respect to any of the foregoing.

9.20 Manufacturing Source. The Borrowers shall establish a manufacturing source based in the United States (or such other location as is mutually agreed to by the Purchaser and the Borrowers), which source shall, within one hundred eighty (180) days following the Closing Date, deliver both a working senior unit and a working junior unit (in each instance, a prototype or a first article unit) to the Borrowers. The Borrowers shall, within two hundred seventy (270) days following the Closing Date, terminate all contracts, agreements and other arrangements with the Israeli manufacturing source.

9.21 Unit Sales. The Borrowers shall, (a) within one hundred eighty (180) days following the Closing Date, recognize revenue with respect to the sale of thirty seven (37) units to independent third party customers on market terms pursuant to arms’ length transactions, (b) within two hundred seventy (270) days following the Closing Date, recognize revenue with respect to the sale of sixty four (64) units to independent third party customers on market terms pursuant to arms’ length transactions, and (c) within three hundred sixty (360) days following the Closing Date, recognize revenue with respect to the sale of one hundred (100) units to independent third party customers on market terms pursuant to arms’ length transactions. For the purposes hereof, the Borrowers shall be deemed to have “recognized revenue,” (x) with respect to sales to customers inside the United States, when a unit is accepted by the customer in writing, and (y) with respect to sales to customers located outside of the United States, when either (i) a unit departs the factory and said departure is verified by an export manifest or (ii) the customer executes a bill and hold letter agreement.

10.	NEGATIVE COVENANTS

As long as the Note or any PIK Note remains outstanding, each Borrower covenants and agrees as follows:

10.1 Mergers; Consolidations; Acquisitions; Structural Changes. No Borrower shall (a) be acquired, merge, consolidate or amalgamate, or permit any Subsidiary to be acquired, merge, consolidate or amalgamate, with or into any Person or permit any Person to acquire control of any Borrower, (b) acquire, or permit any of their respective Subsidiaries to acquire, all or any substantial part of the Properties of any Person, (c) change, or permit any Subsidiary to change, its state of incorporation or organization or type of Organization, or (d) change, or permit any Subsidiary to change, its legal name, except for mergers of any Subsidiary of Caprius into Caprius or another domestic Subsidiary of Caprius (other than into M.C.M. prior to the payment of the Sassoon Settlement Amount).

10.2 Loans. No Borrower shall make, or permit any Subsidiary to make, any loans or other advances of money, other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business to any Person.

10.3 Indebtedness. No Borrower shall, without the prior written consent of the Purchaser, create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any Indebtedness, except:

10.3.1 Obligations under the Note or any PIK Note; and

10.3.2 Indebtedness existing on the date of this Agreement as set forth on Schedule 10.3.

10.4 Affiliate Transactions. No Borrower shall, without the prior written consent of the Purchaser, enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of any Borrower, except (a) usual and customary employment agreements and indemnification arrangements contained in a Borrower’s or a Subsidiary’s Charter Documents in effect on the date hereof and (b) those transactions in existence on the date hereof and disclosed on Schedule 3.14.

10.5 Limitation on Liens. The Borrowers shall not, without prior written consent of the Purchaser, create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien upon any of its Properties, income or profits, whether now owned or hereafter acquired, except the following (each a “Permitted Lien”):

10.5.1 Liens at any time granted in favor of the Purchaser;

10.5.2 Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in Section 3.18, but only if in the Purchaser’s reasonable judgment such Lien does not adversely affect the Purchaser’s rights or the priority of the Purchaser’s Liens in the Collateral;

10.5.3 Liens arising in the ordinary course of the business of a Borrower by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrowers or materially impair the use thereof in the operation of the business of the Borrowers;

10.5.4 Such other Liens existing on the date of this Agreement and listed on Schedule 10.5 hereto;

10.5.5 So long as no Event of Default has occurred and is continuing, attachment, judgment and other similar non-tax Liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings and such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrowers or materially impair the use thereof in the operation of the Borrowers’ businesses;

10.5.6 Reservations, exceptions, easements, rights of way and other similar encumbrances affecting Real Property; provided that, in the Purchaser’s sole judgment, such exceptions do not in the aggregate materially detract from the value of such Property or materially interfere with the use of such Property in the ordinary course of the Borrowers’ business, and if such Property constitutes Collateral, the Purchaser has consented thereto; and

10.5.7 Such other Liens as the Purchaser may hereafter approve in writing.

10.6 Payments and Amendments of Subordinated Debt. The Borrowers shall not:

10.6.1 Make or permit any Subsidiary to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt; or

10.6.2 Agree to (i) any amendment or other modification of the subordination provisions of any documentation evidencing or relating to any Subordinated Debt or (ii) any other amendment or other modification to any documentation evidencing any Subordinated Debt that would increase the interest rate applicable thereto, accelerate the maturity date of any payment owing in respect thereof (including any redemption, prepayment or defeasance provision or the Borrower’s obligation to pay cash interest) or otherwise modify any of the provisions of such Subordinated Debt.

10.7 Distributions. The Borrowers shall not, without prior written consent of the Purchaser, declare or make, or permit any Subsidiary to declare or make, any Distributions (other than Distributions made to any Borrower by a Subsidiary, other than M.C.M. UK, when no Default or Event of Default exists).

10.8 Disposition of Assets. The Borrowers shall not, without prior written consent of the Purchaser, sell, lease or otherwise dispose of any of, or permit any Subsidiary to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a Sale and Leaseback Transaction or securitization transaction or the sale of any stock of a Subsidiary, to or in favor of any Person, except for:

10.8.1 so long as no Event of Default has occurred and is continuing, sales of Inventory in the ordinary course of business;

10.8.2 so long as no Event of Default has occurred and is continuing, sales of equipment or other fixed assets used by any Borrower in the conduct of its business to the extent that the proceeds from such sale are used to purchase newer, functionally equivalent equipment or fixed assets, as the case may be, which are used by such Borrower in the conduct of its business;

10.8.3 transfers of Property to any Borrower by a Subsidiary of such Borrower; and

10.8.4 dispositions expressly authorized by this Agreement.

10.9 Additional Securities. Other than the Warrant, no Borrower shall issue or create any Security, including, without limitation, any Security that provides for redemption, a right to repurchase exercisable at the holder’s option, creation of a sinking fund or a cash dividend payable prior to the maturity of the Note and the payment in full of the Obligations.

10.10 [Reserved].

10.11 Restricted Investment. The Borrowers shall not make or have, or permit any Subsidiary to make or have, any Restricted Investment.

10.12 Subsidiaries and Joint Ventures. Following the Closing Date, the Borrowers shall not create, acquire or otherwise suffer to exist any Subsidiary or joint venture arrangement.

10.13 Tax Consolidation. The Borrowers shall not file or consent to the filing of any consolidated income tax return with any Person not a Borrower, other than M.C.M. UK.

10.14 Organizational Documents. The Borrowers shall not agree to, or suffer to occur, any amendment, supplement or addition to its or any of their respective Subsidiaries’ Charter Documents. The Borrowers shall not enter into any new or amend any existing stockholder agreement.

10.15 Fiscal Year End. The Borrowers shall not change, or permit any Subsidiary to change, its Fiscal Year.

10.16 Limitations on Payment Restrictions Affecting Subsidiaries. The Borrowers shall not permit any Subsidiary to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Borrowers, or to pay any Indebtedness owed to the Borrowers or transfer properties and assets to the Borrowers except as set forth in this Agreement.

10.17 Change in Business. The Borrowers shall not engage in any material line of business substantially different from the Business carried on by them at the date hereof.

10.18 Subordination. The Borrowers shall not, directly or indirectly, contingently or otherwise, create, incur, assume, guaranty, suffer to exist or become or remain liable with respect to any Indebtedness that is pari passu with or senior in right of payment to the Indebtedness evidenced by the Note.

10.19 Accounting Changes. The Borrowers shall not (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, in which event the Borrowers shall deliver to the Purchaser a certificate signed by its Chief Financial Officer describing the change, or (ii) restate any of their financial statements for prior periods, other than in connection with the adoption of a change in accounting principle.

10.20 [Reserved].

10.21 Hazardous Substances. The Borrowers shall not use, generate, manufacture, install, treat, Release, store or dispose of any Hazardous Substances, except in material compliance with all applicable Environmental Laws.

10.22 No Solicitation or Negotiation.

10.22.1 From and after the Closing Date, the Borrowers shall not, nor will they authorize or permit any of their respective directors, officers or other employees, contractors, Affiliates or any investment banker, attorney or other advisor, representative or agent retained by it (collectively, the “Borrowers’ Representatives”), to directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of an offer, proposal or transaction (whether in the form of a merger, consolidation, asset sale or other form of transaction) for the acquisition of all or any part of the Business (whether by stock sale, asset sale, merger or otherwise) (any of the foregoing, a “Prohibited Acquisition”), (ii) participate or engage in any discussions or negotiations with any such Person regarding a Prohibited Acquisition, (iii) furnish to any such Person any information relating to the Borrowers or the Business, or afford access to the business, properties, assets, books or records of any Borrower to any such Person that has made or could reasonably be expected to make a Prohibited Acquisition, or (iv) take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Prohibited Acquisition, (v) approve, endorse or recommend a Prohibited Acquisition, or (vi) enter into any letter of intent or similar agreement contemplating or otherwise relating to a Prohibited Acquisition. The Borrowers shall immediately cease and cause to be terminated any existing or previously conducted activities, discussions or negotiations with any parties with respect to any Prohibited Acquisition. The Borrowers shall notify the Purchaser with reasonable promptness

(but in no event later than two (2) Business Days thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of them.

10.22.2 From and after the Closing Date through the one year anniversary of the Closing Date, the Borrowers shall not, nor will they authorize or permit any Borrowers’ Representative to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of the incurrence or refinancing of any Indebtedness by any Person other than Purchaser (any of the foregoing, a “Prohibited Financing”), (ii) participate or engage in any discussions or negotiations with any such Person regarding a Prohibited Financing, (iii) furnish to any such Person any information relating to the Borrowers or the Business, or afford access to the business, properties, assets, books or records of any Borrower to any such Person that has made or could reasonably be expected to make a Prohibited Financing, or (iv) take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Prohibited Financing, (v) approve, endorse or recommend a Prohibited Financing, or (vi) enter into any letter of intent or similar agreement contemplating or otherwise relating to a Prohibited Financing. The Borrowers shall immediately cease and cause to be terminated any existing or previously conducted activities, discussions or negotiations with any parties with respect to any Prohibited Financing. The Borrowers shall notify the Purchaser with reasonable promptness (but in no event later than two (2) Business Days thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of them.

10.22.3 Provided that no Event of Default has occurred and is continuing, from and after the one year anniversary of the Closing Date through the Maturity Date, the Borrowers and the Borrowers’ Representatives may (i) solicit, initiate, encourage or induce the making, submission or announcement of a Prohibited Financing, (ii) participate or engage in any discussions or negotiations with any Person regarding a Prohibited Financing, (iii) furnish to any such Person any information relating to the Borrowers or the Business, or afford access to the business, properties, assets, books or records of any Borrower to any such Person that has made or could reasonably be expected to make a Prohibited Financing, or (iv) take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Prohibited Financing, (v) approve, endorse or recommend a Prohibited Financing, or (vi) enter into any letter of intent or similar agreement contemplating or otherwise relating to a Prohibited Financing (any such otherwise Prohibited Financing, a “Permitted Third Party Refinancing”) . The Borrowers shall notify the Purchaser with reasonable promptness (but in no event later than two (2) Business Days thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of them. Notwithstanding the foregoing, in the event that the Borrowers seek to enter into a Permitted Third Party Refinancing pursuant to this Section 10.22.3, the Borrowers shall first offer to the Purchaser, in writing, a right of first refusal to provide such Permitted Third Party Refinancing on the same terms and conditions as are offered to the Borrowers by a third Person (the “Right of First Refusal”). Any Permitted Third Party Refinancing shall be made subject to the rights and obligations set forth in this Agreement. In the event that the Borrowers offer the Right of First Refusal to the Purchaser, the Purchaser shall promptly, and in writing, accept or reject such offer.

If the Purchaser shall fail to accept such offer within five (5) Business Days after the Purchaser’s receipt of such written offer, the Borrowers shall be free to complete such Permitted Third Party Refinancing with such Third Person to the extent otherwise permitted under this Agreement; provided, that such Permitted Third Party Refinancing shall close on the Maturity Date; provided, further, that the proceeds of such Permitted Third Party Refinancing shall be used to pay all amounts then outstanding under the Note, the PIK Notes and the other Investment Documents in full in cash. If the Purchaser accepts such offer, the Permitted Refinancing shall close no later than the earlier of (A) fifteen (15) Business Days after the Purchaser’s acceptance and (B) the Maturity Date (the “Purchaser Closing Period”). If such Permitted Third Party Refinancing with the Purchaser does not close within the Purchaser Closing Period, the Purchaser shall no longer have a Right of First Refusal with respect to such proposed Permitted Third Party Refinancing.

10.23 Employment Agreements. The Borrowers shall not, and shall not permit any Borrower to (i) amend the terms of the Employment Agreements or (ii) increase the salary (excluding performance bonus) of any executive officer by an amount greater than the annual change in the consumer price index without the prior written consent of the Purchaser.

10.24 No Securities or Options Granted. Without the prior written consent of Purchaser, which may be conditioned on the grant to the Purchaser of the Warrant, no Borrower shall issue or grant securities, options or Convertible Securities to any Person.

10.25 Advances. The Borrowers shall not use the proceeds of any Advance for any purpose other than as set forth in the Disbursement Request related to such Advance.

10.26 M.C.M. UK. Other than transfers not to exceed ten thousand dollars ($10,000) in the aggregate each Fiscal Year solely for the purpose of paying license and similar fees, the Borrowers shall not transfer any asset (including, without limitation, any cash or cash equivalent), contract, obligation or otherwise to M.C.M. UK. M.C.M. UK shall not enter into any contract, agreement, or other arrangement whatsoever, own any assets (other than licenses necessary to sell Inventory in the United Kingdom), or conduct or engage in business of any kind or nature whatsoever, whether consistent with past practice or otherwise.

10.27 Sales of Inventory. The Borrowers shall cause M.C.M. to be the seller-of-record of all Inventory of the Borrowers and all accounts receivable of the Business shall be due and payable solely to M.C.M.

11.	DEFAULTS AND REMEDIES

11.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):

11.1.1 (i) Any Borrower shall fail to pay as and when due (whether at stated maturity, upon acceleration or demand or required prepayment or otherwise) any principal, interest and annual renewal fee payable under the Note (and any PIK Notes issued or deemed issued thereunder) or (ii) any Borrower shall fail to make any other payment of any other amounts (including, without limitation, fees, costs or expenses) payable under this Agreement, the Note (or any PIK Notes) or any other Investment Document (whether at stated maturity, upon acceleration or demand or required prepayment or otherwise) and with respect to such other amounts in clause (ii) shall fail to make payments within ten (10) day’s written notice thereof;

11.1.2 Any Borrower shall breach or fail to perform, comply with or observe any agreement, covenant or obligation required to be performed by it under this Agreement, the Note, any Collateral Document or any other Investment Document (other than the agreements, covenants or obligations expressly covered by Section 11.1.1);

11.1.3 [Reserved];

11.1.4 Any representation, warranty or other statement made or furnished to the Purchaser by or on behalf of any Borrower under this Agreement or any other Investment Document or any instrument, certificate or financial statement furnished in compliance with or in reference thereto shall be false or misleading or incorrect in any material respect when made (or deemed made);

11.1.5 Except as to those obligations disputed in good faith, provided written notice of such dispute has been provided to the Purchaser, (i) any Borrower shall default in the payment (whether at stated maturity, upon acceleration or demand or required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Indebtedness with a principal amount in excess of $10,000 individually or in the aggregate, or (ii) any other breach or default (or other event or condition) shall occur under any agreement, indenture or instrument evidencing or governing any such other Indebtedness or any Other Debt Document, if (A) the payment or maturity of such Indebtedness is accelerated in consequence of such Event of Default, (B) demand for payment of such Indebtedness is made, or (C) any collection action in respect thereof is commenced.

11.1.6 Any Investment Document, or any material provision thereof, shall cease to be in full force and effect (other than as a result of the Purchaser’s actions), valid and enforceable, for any reason other than in accordance with its terms, or any Borrower shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Investment Document or any material provision thereof, including by operation of law, or any Collateral Document or financing statement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on (subject only to Permitted Liens), or security interest in, the Collateral purported to be covered thereby;

11.1.7 Any Borrower shall cease to be Solvent or there shall be commenced against any Borrower an involuntary case seeking the liquidation or reorganization of such Person under the Bankruptcy Laws or any similar proceeding under any other Applicable Laws or an involuntary case or proceeding seeking the appointment of a receiver, custodian, trustee or similar official for it, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) any such Person consents to such involuntary case or proceeding or fails to diligently contest it in good faith, (ii) the petition commencing the involuntary case or proceeding is not timely controverted, (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days, or (iv) an order for relief shall have been issued or entered therein or a receiver, custodian, trustee or similar official appointed;

11.1.8 Any Borrower (i) shall make any offer of settlement, extension or composition to its unsecured creditors generally, or institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Laws or any similar proceeding under any other Applicable Laws, or shall consent thereto, (ii) shall consent to the conversion of an involuntary case to a voluntary case, (iii) shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent or acquiesce to the appointment of, a receiver, custodian, trustee or similar official for it, or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, (iv) shall make a general assignment for the benefit of creditors, (v) shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts generally, or (vi) the Board of Directors of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing;

11.1.9 Any Borrower shall suffer any Judgment that is not satisfied within thirty (30) days after becoming final and not subject to appeal or review;

11.1.10 There shall occur any material loss, theft, damage or destruction of any of the Collateral such that the aggregate value of such Collateral minus the amount of such Collateral covered by the proceeds from the Borrower’s insurance policies exceeds $15,000;

11.1.11 There shall occur a cessation of a substantial part of the business of any Borrower for a period which significantly and adversely affects such Borrower’s capacity to continue its business on a profitable basis; or any Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Borrower which is necessary to the continued or lawful operation of its business; or any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation;

11.1.12 A Reportable Event shall occur which, in the Purchaser’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Benefit Plan or for the appointment by the appropriate United States district court of a trustee for any Benefit Plan, or if any Benefit Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s complete or partial withdrawal from such Benefit Plan and any such event would reasonably be expected to have a Material Adverse Effect;

11.1.13 Any Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Borrower which would be reasonably expected to have a Material Adverse Effect or a material and adverse impact on the reputation or goodwill of any Borrower;

11.1.14 There shall occur any Change in Control or any Material Adverse Change;

11.1.15 Any order, decree, fine, citation or penalty shall be entered against or imposed upon any of the Borrowers or any of the Real Properties with respect to an Environmental Condition where the cost of compliance or the amount of such fine or penalty is reasonably expected, individually or in the aggregate, to exceed $10,000, and such amount is not paid in full within forty-five (45) days of entry or imposition; or

11.1.16 Any Tax assessment Lien equal to or in excess of $50,000 shall be entered against any Borrower, or any Tax assessment Lien in an amount less than $50,000 shall not have been removed within thirty (30) days of entry.

Any adjustments in the interest rate under the Note (or any PIK Notes) or other remedies available to the Purchaser hereunder or thereunder shall begin to apply immediately upon the occurrence of an Event of Default or, in the case of Sections 11.1.7 and 11.1.8 above, immediately prior to an Event of Default, in each case unless and until such Event of Default has been waived by the Purchaser in its sole and absolute discretion.

11.2 Acceleration. If any Event of Default (other than an Event of Default specified in Sections 11.1.7 or 11.1.8) occurs and is continuing, the Purchaser may, upon one (1) Business Day’s prior written notice to the Borrowers, declare all outstanding principal of, premium, if any, accrued and unpaid interest on, and all other amounts under the Note, and all other Obligations, to be due and payable. Upon any such declaration of acceleration, such principal, premium, if any, interest and other amounts shall become immediately due and payable. If an Event of Default specified in Sections 11.1.7 or 11.1.8 occurs, all outstanding principal of, premium, if any, accrued and unpaid interest on, and all other amounts under the Note, and all other Obligations, shall become immediately due and payable without any declaration or other act on the part of the Purchaser. The Borrowers hereby waive all presentment for payment, demand and notice of demand, protest, notice of protest and notice of dishonor, notice of nonpayment, diligence and all other notices of any kind to which it may be entitled under Applicable Laws or otherwise.

11.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under any Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, upon one (1) Business Day’s prior written notice to the Borrowers, the Purchaser is hereby authorized by the Borrowers at any time or from time to time, with reasonably prompt subsequent notice to the Borrowers (any prior or contemporaneous notice to the Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by the Purchaser at its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower), and (b) other property at any time held or owing by the Purchaser or any Affiliate thereof to or for the credit or for the account of any Borrower, against and on account of any of the Obligations.

11.4 Other Remedies. If any Default or Event of Default shall occur and be continuing, the Purchaser may proceed to protect and enforce the Purchaser’s rights and remedies under this Agreement and any other Investment Document by exercising all rights and remedies available under this Agreement, any other Investment Document or Applicable Laws (including, without limitation, the UCC), either by suit in equity or by action at law, or both, whether for the collection of principal of or interest on the Note (and any PIK Notes), to enforce the specific performance of any covenant or other term contained in this Agreement or any other Investment Document. No remedy conferred in this Agreement upon the Purchaser is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

11.5 Appointment of Receiver. In addition to all other rights, powers and remedies that the Purchaser has under this Agreement, any other Investment Document or Applicable Laws, the Purchaser shall, upon the occurrence of an Event of Default, be entitled (to the extent permitted by Applicable Laws), and the Borrowers hereby consent in advance, to the appointment of a receiver by any court of competent jurisdiction to take control of the Borrowers for the purpose of operating and thereafter selling any Borrower to satisfy obligations to creditors, including the Purchaser.

11.6 Waiver of Past Defaults. The Purchaser may, by written notice to the Borrowers, waive any specified Default or Event of Default and its consequences with respect to this Agreement, the Note or any other Investment Document; provided, however, that no such waiver will extend to any subsequent or other Default or Event of Default or impair any rights of the Purchaser which may arise as a result of such other Default or Event of Default.

12.	WAIVER

The Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the Borrowers, (b) waive any inaccuracies in the representations or warranties of the Borrowers or (c) waive compliance with any of the conditions, covenants or agreements of the Borrowers contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Purchaser. Any waiver of the breach of any term or condition shall not be construed as a waiver of any other breach or as a subsequent waiver of the same term or condition, or as a waiver of any other term or condition of this Agreement, the Note, any PIK Note or any other Investment Document. The failure by the Purchaser to assert, or any delay by the Purchaser in asserting any of its rights under this Agreement, the Note, any PIK Note, or any other Investment Document shall not constitute a waiver of any such rights and no single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right.

13.	POWER OF ATTORNEY

The Borrowers hereby irrevocably designate, make, constitute and appoint the Purchaser (and all Persons designated by the Purchaser), effective upon the occurrence of an Event of Default until such time as such Event of Default has been waived by the Purchaser in its sole and absolute discretion, as the true and lawful attorney (and attorney-in-fact) of each Borrower to endorse the applicable Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of the Purchaser or under the Purchaser’s control, at such time or times as the Purchaser is required to do so in order to preserve its rights under any Collateral Document, but at the cost and expense of the Borrowers. The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

14.	MISCELLANEOUS

14.1 Survival of Representations and Warranties; Purchaser Investigation. All representations, warranties, covenants and agreements of the Borrowers (or any one of them) contained herein, or made in writing by or on behalf of them pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement, the issuance and delivery of the Note, the repayment of the Note and the due diligence or other investigation of the Borrowers and their Affiliates made by and on behalf of the Purchaser for a period of one (1) year after indefeasible payment in full of the Note and the PIK Notes. The Borrowers hereby agree that neither the Purchaser’s review of the books and records or condition (financial or otherwise), business, assets, properties, operations or prospects of any Person, nor any other due diligence investigation conducted by or on behalf of the Purchaser, shall be deemed to modify the representations and warranties of the Borrowers contained in this Agreement or any other Investment Document or to constitute knowledge by the Purchaser of the existence or absence of any facts or any other matters so as so reduce the Purchaser’s right to rely on the accuracy of the representations and warranties of the Borrowers contained in this Agreement or any other Investment Document.

14.2 Consent to Amendments. No amendment, supplement or other modification to this Agreement or any other Investment Document shall be effective unless in writing and signed by Holders holding in the aggregate 70% of the then outstanding principal amount of the Note (the “Requisite Holders”), and the Borrowers may not take any action herein prohibited, or omit to perform any act herein required to be performed by them, unless the Borrowers shall have obtained the prior written consent of the Requisite Holders to such action or omission. No course of dealing between the Borrowers, on the one hand, and the Purchaser (or any successor or assignee thereof), on the other hand, nor any delay in exercising any rights hereunder or under the Note, the PIK Notes or any other Investment Document shall operate as a waiver of any rights of the Purchaser (or any other Holder). Notwithstanding the foregoing, no amendment, supplement or modification shall be binding on any Holder without that Holder’s express written consent if such amendment, supplement or modification would (a) change the principal due or amount of interest payable on the Note whether as a result of prepayment or at maturity; (b) extend the time for payment of any Obligation; (c) release any Borrower from any Obligations; (d) amend the provisions of this Section 14.2; or (e) amend the terms of any defined term in Section 1 that would have the effect of implementing an amendment otherwise prohibited by clauses (a) through (d) hereof.

14.3 Entire Agreement. This Agreement, together with the exhibits and the Disclosure Schedules which are all incorporated herein by this reference and are an integral part of this Agreement, the Note, any PIK Note, and the other Investment Documents constitute the full and entire agreement and understanding between and among the Purchaser and the Borrowers relating to the subject matter hereof and thereof, and supersede all prior oral and written, and all contemporaneous oral agreements and understandings relating to the subject matter hereof. If any words have been added or deleted in this Agreement or any related document as compared to any prior draft thereof, this Agreement and the related documents shall be construed without reference to such prior drafts and no implication shall be made regarding any such additions or deletions.

14.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

14.5 Successors and Assigns; Assignments. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. No Borrower shall assign any of its rights and obligations hereunder or any interest herein or therein without the prior written consent of the Requisite Holders. The Purchaser may, at any time and from time to time without the consent of any Borrower, assign, transfer or delegate to one or more Persons (each an “Assignee”) all or any part of its right, title and interest in and to this Agreement and the other Investment Documents, including, without limitation, all or any part of the Obligations, subject to compliance with applicable federal and state securities laws; provided, however, that, in any privately negotiated transaction involving a sale or assignment of any such right, title or interest, the transferor shall obtain from the Assignee in writing investment intent representations which would be customarily obtained in transactions of such nature; and provided further, that the Borrowers or the Purchaser, as applicable, shall continue to deal solely and directly with the transferor in connection with any right, title or interest so assigned until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Purchaser.

14.6 Certain Agreements of the Borrowers. Each Borrower agrees that (a) it will use reasonable best efforts to cooperate with the Purchaser in any manner reasonably requested by the Purchaser to effect the sale of participation in or assignments of any of the Investment Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and participants, and (b) the Purchaser may disclose credit information regarding any Borrower to any potential participant or assignee, provided that such potential participant or assignee agrees to keep such information confidential.

14.7 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given at the earliest of (a) the date received, (b) one (1) Business Day after being sent by a nationally recognized overnight courier for next Business Day delivery, with receipt acknowledged, or (c) five (5) Business Days after being mailed, postage prepaid, by certified mail, return receipt requested, addressed as follows:

If to the Purchaser, to:

Vintage Capital Group, LLC

11611 San Vicente Boulevard, 10th Floor

Los Angeles, CA 90049

Attention: Thomas Webster

Telephone:  (310) 979-9090

Telecopier:  (310) 207-0035

E-Mail:        twebster@vintage-vfm.com

With a copy to:

Klee, Tuchin, Bogdanoff & Stern LLP

1999 Avenue of the Stars, 39th Floor

Los Angeles, CA 90067

Attention: Ronn S. Davids

Telephone:  (310) 407-4095

Telecopier:  (310) 407-9090

E-Mail:        RDavids@ktbslaw.com

If to any Borrower, to:

Caprius, Inc.

10 Forest Avenue, Suite 220

Paramus, NJ 07652

Attention: Dwight Morgan

Telephone:  (201) 342-0900

Telecopier:  (866) 405-4918

E-Mail:        dmorgan@mcmetech.com

With a copy to:

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Attention: Bruce A. Rich

Telephone:  (212) 238-8895

Telecopier:  (212) 732-3232

E-Mail:        rich@clm.com

or at such other address or addresses as the Purchaser or the Borrowers, as the case may be, may specify by written notice given in accordance with this Section 14.7.

14.8 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or PDF, each of which shall be deemed, and as effective as, an original, but all of which together shall constitute one instrument.

14.9 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

14.10 Limitation of Liability. No claim shall be made by any Borrower or any of its or their Affiliates against the Purchaser, any of its Affiliates or any of its respective partners, members, mangers, principals, directors, officers, employees, agents, representatives, attorneys, accountants or advisors, for any special, indirect, consequential, incidental or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Investment Document, or any act, omission or event occurring in connection therewith. Each of the Borrowers hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

14.11 Publicity. The Borrowers and their respective Affiliates will consult with the Purchaser before issuing, and provide the Purchaser reasonably ample time and opportunity to review and comment upon, and use reasonable efforts to agree on the form and substance of, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make such other public announcement prior to such consultation, except as required under Applicable Laws. The parties agree that any press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties. The Borrowers hereby consent to the preparation and publication by the Purchaser of an advertisement “tombstone” publicly disclosing the closing of the transactions contemplated by this Agreement.

14.12 Waiver of Trial by Jury. TO THE EXTENT PERMITTED AND ENFORCEABLE UNDER APPLICABLE LAW, EACH OF THE BORROWERS AND THE PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, ANY OTHER INVESTMENT DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF THE PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

14.13 Cumulative Effect; Conflict of Terms. The provisions of the Investment Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Investment Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Investment Documents, the provision contained in this Agreement shall govern and control.

14.14 Time of Essence. Time is of the essence of this Agreement, the Note, the PIK Note, and the other Investment Documents and Collateral Documents.

14.15 Interpretation. No provision of this Agreement or any of the other Investment Documents or Collateral Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

14.16 Consent to Forum. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE BORROWERS OR THE PURCHASER, EACH OF THE BORROWERS HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF LOS ANGELES COUNTY, CALIFORNIA, OR, AT THE PURCHASER’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS ON THE ONE HAND AND THE PURCHASER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE BORROWERS HEREBY WAIVE ANY OBJECTION WHICH THE BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF THE PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY THE PURCHASER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

14.17 Judicial Reference. IN THE EVENT THE WAIVER PROVIDED IN SECTION 14.12 IS DEEMED INEFFECTIVE, TO GIVE EFFECT TO THE PARTIES’ DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLYING THE APPLICABLE LAW, THE PARTIES AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS AND POST-TRIAL MOTIONS (E.G. MOTIONS FOR

RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES, COSTS AND EXPENSES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE OR OTHERWISE) BETWEEN AND AMONG ANY OF THE PARTIES HERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS/HER STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES HERETO SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE PARTIES HERETO CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. WITHOUT LIMITING OR AFFECTING ANY INDEMNITIES AVAILABLE TO THE PURCHASER, THE PURCHASER, ON THE ONE HAND, AND THE BORROWERS, ON THE OTHER HAND, SHALL EQUALLY BEAR THE FEES AND EXPENSES OF THE REFEREE (50% BY THE PURCHASER AND 50% BY THE BORROWERS) UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION.

IN WITNESS WHEREOF, the parties have caused this Securities Purchase and Sale Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

BORROWERS: CAPRIUS, INC.

By:	/s/ Dwight Morgan
	Name:	Dwight Morgan
	Title:	Chief Executive Officer

M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.

By:	/s/ Dwight Morgan
	Name:	Dwight Morgan
	Title:	Chief Executive Officer

M.C.M. ENVIRONMENTAL TECHNOLOGIES LTD.

By:	/s/ George Aaron
	Name:	George Aaron
	Title:	Chairman

[SIGNATURE PAGE TO SECURITIES PURCHASE AND SALE AGREEMENT]

PURCHASER: VINTAGE CAPITAL GROUP, LLC

By:	/s/ Fred C. Sands
	Name:	Fred C. Sands
	Title:	Chairman

[SIGNATURE PAGE TO SECURITIES PURCHASE AND SALE AGREEMENT]